Exhibit (a)(1)(F)

August 3, 2016

Amended Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Skullcandy, Inc.

at

$6.10 Net Per Share

by

Powder Merger Sub, Inc.

a wholly-owned subsidiary of

Incipio, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON WEDNESDAY, AUGUST 17, 2016, UNLESS THE OFFER IS EXTENDED

Powder Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Incipio, LLC, a Delaware limited liability company (“Incipio”), is offering to purchase all issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Skullcandy, Inc., a Delaware corporation (“Skullcandy”), other than any Cancelled Company Shares, as defined below, at a price of $6.10 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, (as amended, the “Letter of Transmittal”, which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 23, 2016, among Purchaser, Incipio and Skullcandy, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated August 3, 2016 (as further amended from time to time, the “Merger Agreement”) under which, after the completion of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into Skullcandy and Skullcandy will be the surviving corporation and a wholly-owned subsidiary of Incipio (the “Merger”).

The Skullcandy board of directors has (i) determined it is in the best interests of Skullcandy and its stockholders to enter into, and approved and declared advisable, the Merger Agreement, (ii) approved the execution and delivery by Skullcandy of the Merger Agreement, the performance by Skullcandy of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

Consummation of the Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as described in this Offer to Purchase), (ii) the expiration or termination of the applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any law or order by any governmental authority that would make illegal or otherwise restrict or prohibit the consummation of the Offer, the acquisition of Shares by Incipio or Purchaser or the Merger, (iv) the accuracy of the representations and warranties of Skullcandy contained in the Merger Agreement, subject to certain customary exceptions, (v) Skullcandy’s material compliance with its obligations, agreements or covenants contained in the Merger Agreement, (vi) there not having been a material adverse effect on Skullcandy following the execution of the Merger Agreement that is continuing as of immediately prior to the termination of the Offer and (vii) other customary conditions as described in Section 13—“Conditions of the Offer.” There is no financing condition to the Offer. A summary of the principal terms of the Offer appears on pages (i) through (v). You should read this entire document carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser in the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer (or a facsimile thereof), which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by a transfer of Direct Registration Book-Entry Shares (as defined in this Offer to Purchase) or by book-entry transfer by following the procedures described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase, in each case by the Expiration Date (as defined herein) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares.

If you desire to tender your Shares and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender your Shares by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery by book-entry transfer, is at the election and sole risk of the tendering stockholder.

***

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the “Information Agent” for the Offer for the Offer, at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Copies of these materials may also be found at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

We have filed with the SEC the Schedule TO (including exhibits) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, Skullcandy has filed the Schedule 14D-9 (including exhibits) in accordance with the Exchange Act setting forth its recommendation and furnishing certain additional related information. The Schedule TO and the Schedule 14D-9, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—“Certain Information Concerning Skullcandy”—“Available Information.”

No person has been authorized to give any information or make any representation on behalf of Purchaser or Incipio not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of Incipio, Purchaser, Skullcandy, the Information Agent or the Depositary or any of their affiliates for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Incipio, Purchaser, Skullcandy or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SUMMARY TERM SHEET

This summary highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to fully understand the Offer (as defined below), the Merger (as defined below) and the related transactions. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to Purchaser (as defined below). Except as otherwise set forth herein, the information concerning Skullcandy contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, including Skullcandy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and other public sources.

Principal Terms

•	Powder Merger Sub, Inc. (“Purchaser”), a direct wholly-owned subsidiary of Incipio, LLC (“Incipio”), is offering to purchase all issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Skullcandy, Inc. (“Skullcandy”), other than any Cancelled Company Shares (as defined below), at a price of $6.10 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 23, 2016, among Purchaser, Incipio and Skullcandy, as amended by Amendment No. 1 to Agreement and Plan of Merger (as further amended from time to time, the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Skullcandy and Skullcandy will be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Incipio (the “Merger”).

•	The Offer is the first step in our plan to acquire all of the issued and outstanding Shares, as provided in the Merger Agreement. If the Offer results in our purchasing a majority of the issued and outstanding Shares, we will acquire the remainder of the Shares in the Merger (other than any Cancelled Company Shares and any shares as to which the holder thereof has properly perfected appraisal rights (the “Dissenting Shares”)) for an amount in cash, without interest and less any required withholding taxes, equal to the Offer Price, pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). No appraisal rights are available in connection with the Offer. Under the DGCL, however, stockholders who continuously hold their Shares through the effective time of the Merger (the “Effective Time”) and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15—“Certain Legal Matters—Appraisal Rights.”

•	No offer is being made for any Shares that are owned immediately prior to the commencement of the Offer by Incipio, Purchaser, Skullcandy or any of their wholly-owned subsidiaries (the “Cancelled Company Shares”). If the Merger occurs, the Cancelled Company Shares will not be acquired for the Offer Price, but instead will be cancelled and extinguished without any further consideration paid therefor. As of the date of this Offer to Purchase, Incipio and Purchaser own no Shares.

•

The Offer is only for Shares and not for options, restricted stock units or performance stock units. Pursuant to the Merger Agreement, at the Effective Time, (i) the vesting of each outstanding Skullcandy option that remains outstanding immediately prior to the Effective Time will be accelerated in full and each outstanding Skullcandy option will be cancelled and converted into only the right to receive an amount in cash (such aggregate amount, the “Option Consideration”), without interest and less any required withholding taxes, equal to the product obtained by multiplying (x) the aggregate number of Shares underlying such Skullcandy option, by (y) the excess, if any, of (A) the Offer Price, less (B) the per share exercise price of such Skullcandy option, and (ii) the vesting of each outstanding Skullcandy restricted stock unit or performance stock unit that remains outstanding immediately prior to the Effective

Time will be accelerated in full (which, in the case of a restricted stock unit or performance stock unit that vests in whole or in part on the basis of achievement of performance goals, shall be determined as if performance were at 100% of targeted performance) and each outstanding Skullcandy restricted stock unit and performance stock unit will be cancelled and converted into only the right to receive an amount in cash (such aggregate amount, the “RSU Consideration”), without interest and less any required withholding taxes, equal to the product obtained by multiplying (x) the aggregate number of Shares underlying such Skullcandy restricted stock unit or performance stock unit, as applicable, by (y) an amount equal to the Offer Price. The Merger Agreement provides that the Option Consideration and the RSU Consideration will be paid in a lump sum as soon as reasonably practicable (but not later than the first payroll period) after the Effective Time.

•	The offering period for the Offer will end at 12:00 midnight, New York City time, at the end of the day on Wednesday, August 17, 2016, unless we extend the Offer (such time and date at which the Offer will expire, the “Expiration Date”). We will announce any decision to extend the Offer in a press release stating the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the Offer.

•	It is not expected that there will be a “subsequent offering period.” However, the Merger Agreement provides that Purchaser may (but shall not be required to), and the Offer to Purchase shall reserve the right to, provide for a “subsequent offering period” (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of not less than three nor more than 20 business days immediately following the expiration of the Offer. Subject to the terms and conditions of the Merger Agreement and the Offer, Purchaser will accept for payment, and pay for, all Shares that are validly tendered during any “subsequent offering period” promptly (within the meaning of Section 14e-1(c) under the Exchange Act) after any such Shares are validly tendered during such “subsequent offering period.” A “subsequent offering period” is different from an extension of the Offer. During a “subsequent offering period,” you would not be able to withdraw any of the Shares that you had already tendered. You also would not be able to withdraw any of the Shares that you tender during the “subsequent offering period.” Purchaser will have or obtain on a timely basis the funds necessary to pay for any Shares that Purchaser becomes obligated to purchase during any “subsequent offering period.” The Offer Price payable in respect of each Share that is validly tendered during any “subsequent offering period” will be paid in cash, without interest and less any required withholding taxes. In the Merger Agreement, we have agreed not to commence any “subsequent offering period” after the expiration of the Offer if the Merger can be effected under Section 251(h) of the DGCL. See Section 1—“Terms of the Offer.”

•	Upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in Section 3—“Procedures for Tendering Shares” and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4—“Withdrawal Rights.”

•

We estimate that the total amount of funds necessary to purchase all issued and outstanding Shares and other equity-based interests of Skullcandy pursuant to the Offer and the Merger will be approximately $202,138,359.60. The Offer is not conditioned upon any financing arrangements. Incipio intends to finance the acquisition of Shares in the Offer and Merger with a combination of (i) available cash of Incipio on hand at the closing, (ii) the proceeds of a credit facility contemplated by the debt Commitment Letter, dated August 2, 2016, by and among Incipio, Monroe Capital LLC and Wells Fargo Bank, National Association (the “Debt Commitment Letter”) or the proceeds of another bank or debt financing entered into by Incipio or Purchaser in lieu of all or a portion of such credit facility (any such credit facility or other financing, the “Debt Financing”) and (iii) the proceeds of funds obtained pursuant to the Commitment Letter, dated August 2, 2016, by and between Incipio Technologies, Inc. and Incipio in connection with the Merger Agreement (the “Commitment Letter”). The Debt Commitment Letter provides for up to $277.5 million of debt financing (including a $125 million secured revolving credit facility), and the Commitment Letter provides for up to $10 million of financing. See Section 12—“Source and Amount of Funds.”

Skullcandy Board Recommendation

•	The Skullcandy board of directors (the “Skullcandy Board”) has (i) determined that it is in the best interests of Skullcandy and its stockholders to enter into, and approved and declared advisable, the Merger Agreement, (ii) approved the execution and delivery by Skullcandy of the Merger Agreement, the performance by Skullcandy of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

Conditions

•	We are not obligated to purchase any tendered Shares unless, at the expiration of the Offer, there have been validly tendered in the Offer and not properly withdrawn that number of Shares (not including any Shares tendered pursuant to guaranteed delivery procedures unless and until such Shares are actually received in accordance with the terms of the Offer) which, together with any Shares then owned by Purchaser (if any), would represent at least a majority of the issued and outstanding Shares. See Section 13—“Conditions of the Offer.” We refer to this condition as the “Minimum Condition.” As of the date of this Offer to Purchase, Incipio and Purchaser own no Shares.

•	We also are not obligated to purchase any tendered Shares unless the applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated. We refer to this condition as the “Antitrust Condition.” See Section 15—“Certain Legal Matters.”

•	The Offer is also subject to a number of other important conditions, including, among others: (i) no governmental authority of competent jurisdiction shall have (a) enacted, issued or promulgated any law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of the Shares by Incipio or Purchaser or the Merger illegal or which has the effect of restricting, prohibiting or otherwise preventing the consummation of the Offer, the acquisition of the Shares by Incipio or Purchaser or the Merger, or (b) issued or granted any order, judgment, conciliation agreement, award, decision, decree, injunction, ruling, writ or assessment that is in effect as of immediately prior to the expiration of the Offer and has the effect of making illegal or restricting, prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Incipio or Purchaser or the Merger (the “Restraints Condition”); (ii) the representations and warranties of Skullcandy set forth in the Merger Agreement being true and correct (as provided in the Merger Agreement), other than (subject to certain exceptions) such failures to be true and correct that would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Skullcandy; (iii) Skullcandy having performed in all material respects its obligations required to be performed by it under the Merger Agreement; and (iv) the absence of a material adverse effect on Skullcandy (as provided in the Merger Agreement) since the date of the Merger Agreement that is continuing. Subject to applicable law, we can waive these conditions (other than the Minimum Condition, the Antitrust Condition and the Restraints Condition) without Skullcandy’s consent. See Section 13—“Conditions of the Offer.”

•

There is no financing condition to the Offer. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all issued and outstanding Shares other than any Cancelled Company Shares solely for cash, (ii) the Offer is not subject to any financing condition, and (iii) if we consummate the Offer, we will acquire all remaining Shares (other than any Cancelled Company Shares and Dissenting Shares) for the same cash price in the Merger.

Procedures for Tendering Shares

If you wish to accept the Offer and:

•	you are a record holder (i.e., a stock certificate or book entry has been issued to or entered for you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the depository for the Offer (the “Depositary”). These materials must reach the Depositary before the Offer expires. You will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser. Detailed instructions are contained in the Letter of Transmittal and in Section 3—“Procedures for Tendering Shares”;

•	you are a record holder, but your stock certificate or book entry is not available or you cannot deliver or transfer it to the Depositary before the Offer expires, you may be able to obtain three additional trading days to deliver or transfer your Shares by delivering the enclosed Notice of Guaranteed Delivery, properly completed and duly executed, to the Depositary before the Offer expires. See Section 3—“Procedures for Tendering Shares” for more information; or

•	you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee (i.e., your Shares are held in “street name”), you should promptly contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered. You should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees or commissions.

Withdrawal Rights

•	You have the right to, and can, withdraw any Shares that you have previously tendered at any time until the Offer has expired. This right to withdraw will not, however, apply to Shares tendered in any subsequent offering period, if one is provided. See Sections 1 and 4—“Terms of the Offer” and “Withdrawal Rights.”

•	To withdraw Shares that you previously tendered, you must deliver a written notice of withdrawal with the required information to the Depositary at a time when you have the right to withdraw your Shares. If you tendered your Shares through your broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—“Withdrawal Rights.”

•	Once we accept your tendered Shares upon expiration of the Offer, you will no longer be able to withdraw them. See Sections 1 and 4—“Terms of the Offer” and “Withdrawal Rights.”

Extension of the Offer

•

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment and pay for any Shares validly tendered and not properly withdrawn. We are required to: (a) if requested by Skullcandy, extend the Offer for one or more successive periods of up to 10 business days per extension (or such longer periods as may be approved in advance by Skullcandy) if, at the time the Offer is scheduled to expire, any of the Offer Conditions, other than the Minimum Condition, are not satisfied or have not been waived (provided that such condition or conditions are capable of being satisfied on or before December 23, 2016); (b) extend the Offer for a period of 10 business days (or such longer periods as may be approved in advance by Skullcandy), if, at the time the Offer is scheduled to expire, the Minimum Condition is not satisfied but all other Offer Conditions are satisfied or have been waived, on no more than two occasions (provided that we may extend the Offer for additional periods in our sole and absolute discretion); and (c) extend the Offer for the minimum period required by any law or order, or any rule, regulation, interpretation or position of the SEC or its staff or The NASDAQ Stock Market LLC (the “NASDAQ”) applicable to the Offer. There can be no assurance that we will exercise our right to extend the Offer or that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See Section 4—“Withdrawal Rights.” The Expiration Date of the Offer has been extended until 12:00 midnight, New York City Time, at the end of the day on Wednesday, August 17, 2016, unless the Offer is further extended.

Dividends and Distributions

•	Under the terms of the Merger Agreement, Skullcandy is not permitted to declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) in respect of its capital stock without the prior written consent of Incipio. See Section 14—“Dividends and Distributions.

Recent Skullcandy Trading Prices; Subsequent Trading

•	On June 22, 2016, the trading day before the execution of the Merger Agreement, the closing price of the Shares reported on the NASDAQ Global Market was $4.45 per Share.

•	The Offer Price of $6.10 per Share represented a premium of approximately 37.1% to Skullcandy’s closing stock price on June 22, 2016, the last trading day prior to execution of the Merger Agreement, and a premium of approximately 55.2% to Skullcandy’s closing stock price on June 7, 2016, the last trading day prior to the public filing by Mr. Alden and Ptarmagin of a statement on Schedule 13D that they had decided to explore making an offer to acquire the Company.

•	On July 5, 2016, the last full trading day before Purchaser commenced the Offer, the closing price of the Shares reported on The NASDAQ Global Market was $6.05 per Share.

•	Immediately following closing of the Merger, the Shares will no longer meet the requirements for continued listing on the NASDAQ Global Market because the only stockholder will be Purchaser. The NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger we intend to cause the Surviving Corporation to delist the Shares from NASDAQ.

•	We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—“Price Range of Shares; Dividends.”

U.S. Federal Income Tax Treatment

•

If you are a “United States Holder” (as defined in Section 5—“Material United States Federal Income Tax Consequences of the Offer and Merger”), your receipt of cash for Shares in the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (a) the cash you receive in the Offer or the Merger and (b) your tax basis in the Shares you sell in the Offer or that are converted pursuant to the Merger. That gain or loss will be capital gain or loss if you hold the Shares as capital assets, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time you exchange your Shares for cash. For a discussion of the material U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger, see Section 5—“Material United States Federal Income

Tax Consequences of the Offer and the Merger.” You are urged to consult your own tax advisor as to the particular tax consequences of the Offer and the Merger to you, including the tax consequences under state, local, foreign and other tax laws.

Further Information

•	For further information, you can call Innisfree M&A Incorporated, the Information Agent for the Offer, toll-free at (888) 750-5834, or (212) 750-5833 for banks and brokers. See the back cover page of this Offer to Purchase for additional contact information.

To All Holders of Shares of Common Stock of

Skullcandy, Inc.:

INTRODUCTION

Powder Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Incipio, LLC a Delaware limited liability company (“Incipio”), hereby offers to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Skullcandy, Inc., a Delaware corporation (“Skullcandy”), other than any Shares that are owned immediately prior to the commencement of the Offer (as defined below) by Incipio, Purchaser, Skullcandy or any of their wholly-owned subsidiaries (the “Cancelled Company Shares”), at a price of $6.10 per share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

If your Shares are registered in your name and you tender directly to the Depositary (as defined below), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees or commissions. If you do not complete and sign the Form W-9 that is included in the Letter of Transmittal, or a Form W-8BEN, W-8BEN-E or other appropriate Form W-8, as applicable, you may be subject to a required federal income tax backup withholding of twenty-eight percent (28%) of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service. See Section 5—“Material United States Federal Income Tax Consequences of the Offer and the Merger.” Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company, LLC (the “Depositary”) and Innisfree M&A Incorporated (the “Information Agent”).

Consummation of the Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as described in this Offer to Purchase), (ii) the expiration or termination of the applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (the “Antitrust Condition”), (iii) the absence of any law or order by any governmental authority that would make illegal or otherwise restrict of prohibit the consummation of the Offer, the acquisition of the Shares by Incipio or Purchaser or the Merger (collectively, a “Restraint” and such condition, the “Restraints Condition”) and (iv) the accuracy of the representations and warranties of Skullcandy contained in the Merger Agreement, subject to customary exceptions, (v) Skullcandy’s material compliance with its covenants contained in the Merger Agreement, (vi) there not having been a material adverse effect on Skullcandy following the execution of the Merger Agreement that is continuing and (vii) other customary conditions as described in Section 13—“Conditions of the Offer” (collectively, the “Offer Conditions”). There is no financing condition to the Offer.

The Minimum Condition requires that, prior to the expiration of the Offer, there be validly tendered and not properly withdrawn that number of Shares (not including any Shares tendered pursuant to guaranteed delivery procedures unless and until such shares are actually received in accordance with the terms of the Offer) which, together with any Shares then owned by Purchaser, would represent at least a majority of the issued and outstanding Shares. According to Skullcandy, as of July 26, 2016, there were 28,746,664 Shares issued and outstanding and up to 2,576,792 Shares issuable upon the exercise of outstanding options, the 1,555,093 Shares outstanding with respect to restricted stock unit awards and the 258,887 Shares outstanding with respect to performance stock units. Purchaser does not currently own any Shares or rights to acquire Shares. Accordingly, based on the number of Shares, and assuming that no options or restricted stock units outstanding as of July 26,

2016 are exercised or vest, as applicable, the Minimum Condition would be satisfied if at least 14,373,332 Shares are validly tendered in the Offer and not properly withdrawn. We occasionally refer to Shares accepted for purchase pursuant to the Offer as the “Accepted Shares.”

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 23, 2016, among Purchaser, Incipio and Skullcandy, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated August 3, 2016 (as further amended from time to time, the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into Skullcandy and Skullcandy will be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Incipio (the “Merger”). At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than any Cancelled Company Shares, the Accepted Shares and Shares held by stockholders who have properly exercised appraisal rights under the DGCL (as defined below) (the “Dissenting Shares”)) will by virtue of the Merger, and without any action by the holder thereof, be converted automatically into the right to receive from Purchaser an amount in cash, without interest and less required withholding taxes, equal to the Offer Price (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for Skullcandy; Merger Agreement and Other Agreements.” Section 5—“Material United States Federal Income Tax Consequences of the Offer and the Merger” describes the material U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger. We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares in connection with the Offer or the Merger.

The Offer is only for Shares and not for options, restricted stock units or performance stock units. Pursuant to the Merger Agreement, at the Effective Time, (i) the vesting of each outstanding Skullcandy option that remains outstanding immediately prior to the Effective Time will be accelerated in full and each outstanding Skullcandy option will be cancelled and converted into only the right to receive an amount in cash (such aggregate amount, the “Option Consideration”), without interest and less any required withholding taxes, equal to the product obtained by multiplying (x) the aggregate number of Shares underlying such Skullcandy option, by (y) the excess, if any, of (A) the Offer Price, less (B) the per share exercise price of such Skullcandy option, and (ii) the vesting of each outstanding Skullcandy restricted stock unit or performance stock unit that remains outstanding immediately prior to the Effective Time will be accelerated in full (which, in the case of a restricted stock unit or performance stock unit that vests in whole or in part on the basis of achievement of performance goals, shall be determined as if performance were at 100% of targeted performance) and each outstanding Skullcandy restricted stock unit and performance stock unit will be cancelled and converted into only the right to receive an amount in cash (such aggregate amount, the “RSU Consideration”), without interest and less any required withholding taxes, equal to the product obtained by multiplying (x) the aggregate number of Shares underlying such Skullcandy restricted stock unit or performance stock unit, by (y) an amount equal to the Offer Price. The Merger Agreement provides that the Option Consideration and the RSU Consideration will be paid in a lump sum as soon as reasonably practicable (but not later than the first payroll period) after the Effective Time.

The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on Wednesday, August 17, 2016, unless the Offer is extended. See Sections 1, 13 and 15—“Terms of the Offer,” “Conditions of the Offer” and “Certain Legal Matters.”

The Skullcandy board of directors (the “Skullcandy Board”) has (i) determined it is in the best interests of Skullcandy and its stockholders to enter into, and approved and declared advisable, the Merger Agreement, (ii) approved the execution and delivery by Skullcandy of the Merger Agreement, the performance by Skullcandy of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

For factors considered by the Skullcandy Board, see Skullcandy’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to Skullcandy stockholders concurrently herewith.

If, following the acceptance for purchase of Shares by Purchaser pursuant to the Offer or otherwise, we own (or will own upon the purchase of the Accepted Shares) at least a majority of the issued and outstanding Shares, we will be able to effect the Merger pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote of Skullcandy’s stockholders.

No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who make a proper demand for appraisal, continuously hold their Shares through the Effective Time and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15—“Certain Legal Matters.”

This Offer to Purchase and the related Letter of Transmittal, and the Schedule 14D-9, contain important information and each such document should be read carefully and in its entirety before you make any decision with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the Offer Conditions (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in Section 3—“Procedures for Tendering Shares” and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4—“Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, at the end of the day on Wednesday, August 17, 2016, unless Purchaser has extended the Offer, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

The Offer is conditioned upon the satisfaction of the Minimum Condition, the Antitrust Condition, the Restraints Condition and the other conditions described in Section 13 —“Conditions of the Offer.” Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 13 occur.

We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. However, we have agreed in the Merger Agreement that we will not, without the prior written consent of Skullcandy, (a) waive the Minimum Condition, the Antitrust Condition or the Restraints Condition, (b) change the form of consideration payable in the Offer, (c) decrease the Offer Price or number of Shares sought in the Offer, other than as required by the Merger Agreement, (d) extend the Offer, except as required or permitted by the Merger Agreement, (e) impose conditions to the Offer other than those set forth in the Merger Agreement, (f) modify the Offer Conditions described in Section 13—“Conditions of the Offer,” or (g) otherwise amend any other term or condition of the Offer in any manner adverse to the holders of Shares.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment and pay for any Shares validly tendered and not properly withdrawn. We are required to: (a) if requested by Skullcandy, extend the Offer for one or more successive periods of up to 10 business days per extension (or such longer periods as may be approved in advance by Skullcandy) if, at the time the Offer is scheduled to expire, any of the Offer Conditions, other than the Minimum Condition, are not satisfied or have not been waived (provided that such condition or conditions are capable of being satisfied on or before December 23, 2016); (b) extend the Offer for a period of 10 business days (or such longer periods as may be approved in advance by Skullcandy), if, at the time the Offer is scheduled to expire, the Minimum Condition is not satisfied but all other Offer Conditions are satisfied or have been waived, on no more than two occasions (provided that we may extend the Offer for additional periods in our sole and absolute discretion); and (c) extend the Offer for the minimum period required by any law or order, or any rule, regulation, interpretation or position of the SEC or its staff or The NASDAQ Stock Market LLC (the “NASDAQ”) applicable to the Offer. There can be no assurance that we will exercise our right to extend the Offer or that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See Section 4—“Withdrawal Rights.”

Purchaser may (but is not required to), and the Offer to Purchase is required to reserve the right to, provide for a “subsequent offering period” (within the meaning of Rule 14d-11 under the Securities Exchange Act of

1934, as amended (the “Exchange Act”)) of not less than three nor more than 20 business days immediately following the expiration of the Offer. Subject to the terms and conditions of the Merger Agreement and the Offer, Purchaser will accept for payment, and pay for, all Shares that are validly tendered during any “subsequent offering period” promptly (within the meaning of Section 14e-1(c) under the Exchange Act) after any such Shares are validly tendered during such “subsequent offering period.” During a subsequent offering period, any remaining holders of Shares may tender, but not withdraw, their Shares and receive the Offer Price. If we include a subsequent offering period, we will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. During a subsequent offering period, tendering holders will not have withdrawal rights, and we will immediately accept and promptly pay for any Shares tendered during the subsequent offering period. We do not intend to provide a subsequent offering period for the Offer, although we reserve the right to do so. If we elect to provide or extend any subsequent offering period, a public announcement of such determination will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date or date of termination of any prior subsequent offering period. In the Merger Agreement, we have agreed not to commence any “subsequent offering period” after the expiration of the Offer if the Merger can be effected under Section 251(h) of the DGCL.

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act, or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of such changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for at least 10 business days following such change.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares if, at the expiration of the Offer, any of the Offer Conditions have not been satisfied. Under certain circumstances, we may terminate the Merger Agreement and the Offer.

Any extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment, or termination of the Offer will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act.

Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets as we deem prudent) and by making any appropriate filing with the SEC.

Skullcandy has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other related documents will be mailed to record holders of Shares whose names appear on Skullcandy’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

For purposes of this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday determined under Rule 14d-1(g)(3) promulgated under the Exchange Act, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the Offer Conditions set forth in Section 13—“Conditions of the Offer.” If we commence a subsequent offering period in connection with the Offer, we will immediately accept for payment and promptly pay for all additional Shares as they are tendered during such subsequent offering period, subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. In the Merger Agreement, we have agreed not to commence any “subsequent offering period” after the expiration of the Offer if the Merger can be effected under Section 251(h) of the DGCL.

In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares, an indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares (as defined in Section 3 below) or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. See Section 3—“Procedures for Tendering Shares.”

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn prior to the Expiration Date if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, including if certificates are submitted for more Shares than are tendered, such Shares will be returned or credited to the appropriate account, as applicable. Such unpurchased Shares will be returned or credited (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder promptly following expiration or termination of the Offer. In the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” such Shares will be credited to an account maintained by DTC.

If, prior to the Expiration Date, Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

3.	Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, in order for you to validly tender Shares in the Offer, (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares through DTC, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) certificates representing Shares tendered must be delivered to the Depositary, (ii) the Letter of Transmittal must indicate the tender of Direct Registration Book-Entry Shares or (iii) tendered Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Direct Registration Account. If you hold your Shares in a direct registration account maintained by Skullcandy’s transfer agent (such shares, “Direct Registration Book-Entry Shares”), in order to validly tender your Direct Registration Book-Entry Shares, you must deliver the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other required documents to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or you must comply with the guaranteed delivery procedures described below.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (which term includes most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

•	a properly completed and duly executed Notice of Guaranteed Delivery, in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

•	the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation or indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares with respect to all such Shares), together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. For purposes of the Merger Agreement and the Offer, unless otherwise mutually agreed to by Skullcandy and Purchaser, any Shares subject to Notices of Guaranteed Delivery will be deemed not to be validly tendered into the Offer unless and until the Shares underlying such Notices of Guaranteed Delivery are actually received in accordance with the terms of the Offer.

The method of delivery of Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents, including delivery through DTC, is at the election and sole risk of the tendering stockholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, we recommend that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements. Notwithstanding any provision hereof, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares (including those tendered pursuant to the guaranteed delivery procedures described above), (b) a Letter of Transmittal (or a manually signed photocopy thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. In addition, if the Shares to be tendered are Direct Registration Book-Entry Shares, the Letter of Transmittal must indicate that such Shares are Direct Registration Book-Entry Shares. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares, Letters of Transmittal or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Binding Agreement. The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer through DTC, by delivering an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered

Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such dividends, distributions, rights, Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Skullcandy, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares as provided herein, for any meeting of the stockholders of Skullcandy.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Incipio, Purchaser, the Depositary, the Information Agent or any of their respective affiliates or assigns, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) shall be final and binding on all parties, subject to the right of any such party to dispute such interpretation in a court of competent jurisdiction.

4.	Withdrawal Rights

A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date, as described in this Section 4. This right to withdraw will not, however, apply to Shares tendered in any subsequent offering period, if one is provided.

If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as discussed above), unless such Shares have been tendered for the account of any Eligible

Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

No withdrawal rights will apply to Shares tendered during a subsequent offering period, and no withdrawal rights will apply during any subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole and absolute discretion, which determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Incipio, Purchaser, the Depositary, the Information Agent or any of their respective affiliates or assigns or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the Expiration Date.

5.	Material United States Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations promulgated under The Code by The U.S. Department of Treasury (The “Treasury Regulations”) and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. We have not sought, nor will we seek, any ruling from the Internal Revenue Service (the “IRS”), or any other tax authority, with respect to the statements made and the conclusions reached in this discussion. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. The U.S. federal income tax consequences set forth below are based on current law. Because individual circumstances may differ, each holder should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Offer and the Merger to such holder, including the application and effect of U.S. federal estate and gift, state, local and other tax laws.

This summary addresses only Shares that are held as capital assets within the meaning of the Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code, including, without limitation, certain banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting for their securities holdings, charitable remainder unit trusts, common trust funds, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities, certain expatriates, “United States Holders” (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, shareholders whose taxable year is other than the calendar year, persons that hold Shares as a position in a “straddle” or as a part of a “hedging,” “conversion,” “constructive sale” or integrated transaction for U.S. federal income tax purposes, or persons that received their Shares through the exercise of employee options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to “United States Holders.” This discussion does not address the Medicare tax on net investment income, the U.S. federal gift or estate tax, or state, local or foreign taxation. This discussion also does not address the tax consequences to holders of Shares who exercise appraisal rights under the DGCL.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the tax activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of tendering or exchanging Shares pursuant to the Offer or the Merger.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (or any other entity treated as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury Regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder’s tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss, if any, will be capital gain or loss and will be long-term capital gain or loss if, on the date the Shares are sold pursuant to the Offer or converted into the right to receive cash in the Merger, as applicable, such Shares have been held for more than one year. Long-term capital gains recognized by individuals and certain other non-corporate taxpayers are generally subject to U.S. federal income tax at reduced tax rates. Short-term capital gains recognized by non-corporate taxpayers, and all capital gains recognized by corporate taxpayers, are generally taxed at ordinary income rates. Capital losses are subject to a number of limitations under the Code, including limitations on deductibility.

Non-United States Holders

For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes). In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger unless:

•

the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-United States Holder’s permanent establishment in the United States), in which event (i) the Non-United States Holder will be subject to U.S. federal income tax in the same manner as if it were a United States Holder (but such Non-United States Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9), and (ii) if the Non-United States Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty);

•	the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, in which event the Non-United States Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares, net of applicable U.S. source losses from sales or exchanges of other capital assets recognized during the year; or

•	Skullcandy is or has been a United States real property holding corporation for U.S. federal income tax purposes and the Non-United States Holder held, directly or indirectly, at any time during the shorter of (i) the five-year period ending on the date of sale (or, if applicable, the date of the Merger) and (ii) the period during which the Non-United States Holder held such Shares, more than 5% of the Shares and such holder is not eligible for any treaty exemption. Skullcandy does not believe that it has been a United States real property holding corporation for U.S. federal income tax purposes during the relevant period.

Information Reporting and Backup Withholding

Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a United States Holder with respect to Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger must be withheld and remitted to the IRS, unless the United States Holder provides its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury, among other things, that the number is correct. Therefore, each United States Holder should complete and sign the IRS Form W-9 that is included in the Letter of Transmittal so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the United States Holder otherwise establishes to the satisfaction of the Depositary that the United States Holder is not subject to such backup withholding tax. If a United States Holder does not provide the Depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures, provided the required information is timely furnished to the IRS.

A Non-United States Holder generally will be exempt from information reporting and backup withholding if it submits an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable, signed under penalties of perjury, attesting to that Non-United States Holder’s exempt status.

Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax, provided the required information is timely furnished to the IRS. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his, her, or its own tax advisor as to his, her, or its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6.	Price Range of Shares; Dividends

According to Skullcandy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Form 10-K”), the Shares are traded on the NASDAQ Global Market under the symbol “SKUL.” The following table sets forth, for the periods indicated, the high and low prices per Share on the NASDAQ Global Market as reported in the Form 10-K with respect to periods through December 31, 2015 and as reported by published financial sources for periods starting January 1, 2016.

Fiscal Year	High	Low
2014:
Second Quarter	$9.30	$7.18
Third Quarter	$8.34	$7.18
Fourth Quarter	$9.48	$7.50
2015:
First Quarter	$11.46	$9.03
Second Quarter	$11.47	$7.50
Third Quarter	$7.98	$5.50
Fourth Quarter	$6.34	$4.07
2016:
First Quarter	$4.76	$2.94
Second Quarter	$6.17	$3.25
Third Quarter (through August 2, 2016)	$6.20	$5.75

On June 22, 2016, the last full trading day prior to the execution of the Merger Agreement, the reported closing sales price per Share on the NASDAQ Global Market was $4.45 per Share. On July 5, 2016, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NASDAQ Global Market was $6.05 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

Purchaser has been advised that Skullcandy has never declared or paid any dividends. Under the terms of the Merger Agreement, Skullcandy is not permitted to declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) in respect of its capital stock without the prior written consent of Incipio. See Section 14—“Dividends and Distributions.”

7.	Possible Effects of the Offer; NASDAQ Listing; Exchange Act Registration

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable following closing of the Offer.

Stock Quotation. The Shares are currently listed on the NASDAQ Global Market. Immediately following closing of the Merger, the Shares will no longer meet the requirements for continued listing on the NASDAQ Global Market because the only stockholder will be Incipio. NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger we intend to cause the surviving corporation to delist the Shares from NASDAQ.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Skullcandy to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Skullcandy to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Skullcandy, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Skullcandy and persons holding “restricted securities” of Skullcandy to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend to cause Skullcandy to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If the registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8.	Certain Information Concerning Skullcandy

The following description of Skullcandy and its business has been taken from the Form 10-K and is qualified in its entirety by reference to such report.

Skullcandy is a Delaware corporation that was incorporated in Delaware in 2003. Skullcandy’s principal executive offices are located at 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098, and the telephone number is (435) 940-1545. Skullcandy’s principal website address is www.skullcandy.com. Information contained on the website does not constitute part of, and is not incorporated by reference into, this report.

Skullcandy, Inc. creates world-class audio experiences through its Skullcandy® and Astro Gaming® brands. Founded at the intersection of music, sports, technology and creative culture, Skullcandy brand creates world-class audio and gaming products for the risk takers, innovators, and pioneers who inspire us all to live life at full volume. From new innovations in the science of sound and human potential, to collaborations with up-and-coming musicians and athletes, Skullcandy lives by its mission to inspire life at full volume through forward-thinking technologies and ideas, and leading edge design and materialization. Astro Gaming creates premium video gaming equipment for professional gamers, leagues, and gaming enthusiasts. Astro Gaming was founded in the pits of competitive gaming and has become synonymous with pinnacle gaming experiences. Skullcandy and Astro Gaming products are sold and distributed through a variety of channels around the world from the Company’s global locations in Park City, San Francisco, London, Tokyo, Zurich, Mexico City, and Shanghai, as well as through partners in some of the most important culture, sports, and gaming hubs in the world. The Skullcandy brand website can be found at www.skullcandy.com. The Astro Gaming website can be found at www.astrogaming.com.

Available Information. Skullcandy is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Skullcandy’s business, capital structure, operating results, financial condition, directors and officers (including their remuneration and stock options, restricted stock units and performance stock units granted to them), the principal holders of Skullcandy securities, any material interests of such persons in transactions with Skullcandy, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Skullcandy stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, DC can be obtained by calling the SEC at 1 (800) SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Skullcandy, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Sources of Information. Except as otherwise set forth herein, the information concerning Skullcandy contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, including the Form 10-K, and other public sources. The information concerning Skullcandy taken or derived from such documents and records is qualified in its entirety by reference to Skullcandy’s public filings with the SEC (which may be obtained and inspected as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we have no knowledge that any such information contains any material misstatements or omissions, none of Incipio, Purchaser, the Information Agent, the Depositary or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning Skullcandy contained in such documents and records or for any failure by Skullcandy to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.	Certain Information Concerning Purchaser and Incipio

Purchaser. Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is a direct wholly-owned subsidiary of Incipio. The principal executive offices of Purchaser are located at 6001 Oak Canyon, Irvine, California 92618 and Purchaser’s telephone number at such principal executive offices is (800) 733-0088.

Incipio. Incipio is a Delaware limited liability company. It is a privately held company whose equity interests are not listed on any trading market. Incipio is a global consumer technology solutions platform operating a diverse portfolio of owned and licensed brands at the intersection of design and functionality. Founded in Southern California in 1999, Incipio’s strategy begins with a passion for building amazing product and a commitment to serve its customers. Incipio’s portfolio of brands offers compelling solutions that meet the needs of today’s active mobile consumers, who demand more out of the products they use. Leveraging its powerful back-end platform of shared resources, Incipio’s brands deliver a complete solution to retailers and consumers alike. Incipio’s strategy of delivering a fully assorted mix of premium company-owned brands and licensed blue-chip lifestyle brands has quickly cemented Incipio as the preeminent consumer technology platform in the industry. The formula behind Incipio’s model is based on operational excellence coupled with a commitment to best-in-class product design & engineering, all backed by a robust proficiency in manufacturing and distribution. What was once a startup that grew out of a suburban garage in Southern California has turned into an international platform with a mission to enhance the mobile lifestyle by delivering only the best brands and products to active mobile consumers around the globe. The principal executive offices of Incipio are located at 6001 Oak Canyon, Irvine, California 92618 and Incipio’s telephone number at such principal executive offices is (800) 733-0088.

Additional Information. The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of managers and the executive officers of Incipio and the members of the board of directors and the executive officers of Purchaser are set forth in Schedule A to this Offer to Purchase.

None of Incipio, Purchaser or, to the knowledge of Incipio or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase: (a) none of Incipio, Purchaser or, to the knowledge of Incipio or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of Incipio, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Skullcandy, (b) none of Incipio, Purchaser or, to the knowledge of Incipio or Purchaser after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of Skullcandy during the past 60 days, (c) none of Incipio, Purchaser, their subsidiaries or, to the knowledge of Incipio or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Skullcandy (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (d) in the past two years, except as previously disclosed in Skullcandy’s filings with the SEC, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of Incipio, Purchaser, their subsidiaries or, to the knowledge of Incipio or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Skullcandy or any of its executive officers, directors or affiliates, on the other hand, and (e) in the past two years, there have been no negotiations, transactions or material contacts between any of Incipio, Purchaser, their subsidiaries or, to the knowledge of Incipio or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Skullcandy or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Skullcandy securities, an election of Skullcandy directors or a sale or other transfer of a material amount of assets of Skullcandy.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all issued and outstanding Shares (other than any Cancelled Company Shares) solely for cash, (b) the Offer is not subject to any financing condition, and (c) if we consummate the Offer, we will acquire all remaining Shares (other than any Cancelled Company Shares) for the same cash price pursuant to the Merger.

10.	Background of the Offer; Contacts with Skullcandy

The following is a description of contacts between representatives of Incipio and Purchaser on the one hand, and representatives of Skullcandy, on the other hand, that resulted in the execution of the Merger Agreement and commencement of the Offer. The chronology below covers only the key events leading up to the execution of the Merger Agreement and other agreements related to the Offer, and does not purport to represent every conversation between representatives of Incipio and Purchaser and the representatives of Skullcandy. For a review of Skullcandy’s activities relating to the contacts leading to the Merger Agreement, please refer to Skullcandy’s Schedule 14D-9 being mailed to its stockholders with this Offer to Purchase.

Incipio’s management team and the Incipio board of managers (the “Incipio Board”) regularly consider and evaluate potential transactions and collaborations that align with Incipio’s business, strategic direction and ongoing business development plans.

On February 16, 2016, Andy Fathollahi, the Chief Executive Officer of Incipio, informally met with S. Hoby Darling, the Chief Executive Officer of Skullcandy, in Park City, Utah to gauge Incipio’s interest in a potential business combination involving Incipio and Skullcandy. No discussions regarding any potential business combination were had during this meeting.

On March 9, 2016, at the request of Incipio, Wunderlich Securities, Inc., Incipio’s financial advisor (“Wunderlich”), at a special meeting of the Incipio Board, made a presentation about a potential acquisition of Skullcandy by Incipio.

Between February 17 and March 15, 2016, Incipio conducted due diligence on Skullcandy from Skullcandy’s publicly available information.

On March 16, 2016, Incipio delivered to Skullcandy a non-binding preliminary indication of interest to acquire Skullcandy for $5.50 per Share in cash. Incipio’s indication of interest was subject to satisfactory completion of due diligence, approval of the Incipio Board and successful negotiation of a definitive agreement. Following receipt of the indication of interest, Skullcandy’s management invited Incipio to engage in further due diligence and indicated that it would deliver a non-disclosure/confidentiality agreement to Incipio.

On March 23, 2016, Mr. Fathollahi had a telephone conference with Mr. Darling in which they discussed Incipio’s continued interest in acquiring Skullcandy.

On April 6, 2016, Incipio and Skullcandy entered into a confidentiality agreement, under which Skullcandy would share certain non-public information with Incipio in connection with a potential acquisition of Skullcandy. The confidentiality agreement also imposed customary standstill obligations on Incipio.

On April 6, 2016, Peter J. Solomon Company, Skullcandy’s financial advisor (“PJSC”), delivered a process letter to Incipio which set forth the process for Incipio to deliver a non-binding, preliminary indication of interest for the acquisition of Skullcandy on or before May 10, 2016.

On April 7, 2016, PJSC delivered a written summary of certain confidential, non-public information to Incipio in furtherance of Incipio’s due diligence investigation of Skullcandy.

On April 15, 2016, the management teams of both Incipio and Skullcandy met in Park City, Utah to conduct in-person due diligence meetings. The meetings included presentations given by Skullcandy regarding its businesses and financial matters as well as human resources, legal matters and regulatory compliance.

On April 30, 2016, Skullcandy granted Incipio, Wunderlich and Rutan & Tucker, LLP, Incipio’s outside legal counsel (“Rutan”) access to an electronic data room containing documents related to, among other things, Skullcandy’s business, operations, assets, financial, corporate and legal matters.

On May 9, 2016, in response to the process letter dated April 6, 2016, Incipio delivered to Skullcandy a second non-binding preliminary indication of interest to acquire Skullcandy for $5.50 per Share in cash. Incipio’s indication of interest was subject to satisfactory completion of due diligence, approval of the Incipio Board and successful negotiation of a definitive agreement. In addition, Incipio requested that Skullcandy grant Incipio an exclusivity agreement whereby Skullcandy would only negotiate a potential acquisition with Incipio. Skullcandy did not agree to an exclusivity agreement with Incipio.

On May 10, 2016, PJSC delivered an initial draft of the proposed merger agreement to Wunderlich and Rutan.

On May 24, 2016, in order to facilitate the sharing of Skullcandy’s potentially competitively sensitive information, Incipio and Skullcandy entered into a clean team agreement which established procedures for access to certain restricted folders in the virtual data room.

On June 5, 2016, the management teams of both Incipio and Skullcandy as well as their financial advisors, PJSC and Wunderlich, met in Park City, Utah to conduct follow up due diligence meetings. During these meetings Skullcandy and Incipio each made presentations about their respective companies and engaged in discussions about the potential acquisition of Skullcandy by Incipio.

On June 7, 2016, after market hours, Rick Alden, the founder and a director of Skullcandy, and certain affiliated entities filed an amendment to their Schedule 13D indicating Mr. Alden’s intention to explore a potential sale transaction involving Skullcandy. Later that evening, Mr. Fathollahi expressed his concern to Mr. Darling that Mr. Alden’s relationship with Skullcandy may impact Incipio’s treatment in the strategic process. Mr. Darling assured Mr. Fatohollahi that, although he was not involved in all the Skullcandy Board decisions about the process, to the best of his knowledge the process had been impartial to date and he believed that the Skullcandy Board would enter into an agreement if an offer was in the best interest of Skullcandy’s stockholders, regardless of the identity of the bidder. Mr. Fatohollahi indicated that Incipio did not want to delay the process, and intended to continue to move forward as quickly as possible.

On June 14, 2016, the management teams of Incipio and Skullcandy and their financial advisors met in Los Angeles, California to discuss due diligence and operational questions.

On June 15, 2016, PJSC delivered a second process letter to Incipio which set forth the process for Incipio to deliver a definitive offer for the acquisition of Skullcandy on or before June 21, 2016. The process letter specifically stated that all due diligence should be completed prior to submitting the offer.

Between May 10 and June 20, 2016, Incipio and Skullcandy exchanged several drafts of the merger agreement and, with the assistance of counsel, revised and negotiated the terms and conditions of the merger agreement, including the right of Skullcandy to actively solicit and pursue other acquisition offers for a period of time after execution of the merger agreement (the “Go Shop Provision”), the conditions under which the merger agreement could be terminated and the amount of the proposed termination fee. In addition, during this period, Incipio and its advisors continued to review due diligence materials and Incipio requested additional information which was uploaded to the electronic data room.

On June 21, 2016, in response to the process letter dated June 15, 2016, Incipio delivered to Skullcandy a written proposal to acquire Skullcandy, fully executed commitment letters for the financing of the transaction and a final revised version of the merger agreement that Incipio was prepared to execute, which excluded the Go Shop Provision. Incipio’s proposal was to acquire all of the outstanding shares of common stock of Skullcandy for $5.55 per Share in cash. Incipio’s proposal was not subject to any further due diligence and did not include a financing contingency.

On the morning of June 22, 2016, PJSC, in a telephone conference with a representative of Incipio, advised that the Skullcandy Board had received Incipio’s latest proposal but that Skullcandy was not prepared to execute the merger agreement unless it included the previously requested Go Shop Provision and the per Share purchase price was increased. Incipio convened a meeting of management and the Incipio Board to discuss the latest terms requested by Skullcandy.

In the afternoon on June 22, 2016, Wunderlich, in a telephone conversation with PJSC, stated that Incipio was prepared to agree to the Go Shop Provision but was not willing to increase the per Share purchase price above $5.55. In addition, Incipio delivered a revised merger agreement, which included a form of the Go Shop Provision acceptable to Incipio.

On the morning of June 23, 2016, PJSC had a telephone conversation with Wunderlich and stated that PJSC would recommend that the Skullcandy Board agree to Incipio’s form of the Go Shop Provision, conditioned on an increase of the per Share purchase price. Incipio convened a meeting of the Incipio Board, management and Wunderlich to discuss the latest terms requested by Skullcandy.

Later in the morning on June 23, 2016, Wunderlich, in a telephone conversation with PJSC, stated that Incipio was willing to increase the per Share purchase price to $5.75, provided that the merger agreement was signed by the end of the day.

On June 23, 2016, the Incipio Board unanimously approved the proposed merger agreement and the transactions contemplated thereby, including a per Share purchase price of $5.75.

On the afternoon of June 23, 2016, Incipio, Purchaser and Skullcandy executed and delivered the Merger Agreement. Prior to the opening of U.S. stock markets on June 24, 2016, Incipio and Skullcandy issued a joint press release announcing the execution of the Merger Agreement.

On July 6, 2016, Purchaser commenced the Offer.

On July 24, 2016, Skullcandy delivered to the Incipio Board a notice of receipt of an Acquisition Proposal that the Skullcandy Board determined to be reasonably likely to lead to a Superior Proposal to the terms of the Merger Agreement.

On August 2, 2016, the Incipio Board unanimously approved a proposed amendment to the Merger Agreement and the transactions contemplated thereby to increase the per Share purchase price of $6.10.

On August 3, 2016, Incipio, Purchaser and Skullcandy executed and delivered the Amendment No. 1 to the Merger Agreement. Prior to the opening of the U.S. stock markets on August 3, 2016, Incipio and Skullcandy issued a joint press release announcing the execution of the Amendment No. 1 to the Merger Agreement.

11.	Purpose of the Offer and Plans for Skullcandy; Merger Agreement and Other Agreements

Purpose of the Offer and Plans for Skullcandy. The purpose of the Offer and the Merger is for Incipio, through Purchaser, to acquire control of, and the entire equity interest in, Skullcandy. The Offer, as a first step in the acquisition of Skullcandy, is intended to facilitate the acquisition of all the Shares. Pursuant to the Merger under Section 251(h) of the DGCL, we will acquire all of the capital stock of Skullcandy not purchased pursuant to the Offer. Stockholders of Skullcandy who sell their Shares in the Offer will cease to have any equity interest in Skullcandy or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in Skullcandy. On the other hand, after selling their Shares in the Offer or the subsequent Merger, stockholders of Skullcandy will not bear the risk of any decrease in the value of Skullcandy.

In accordance with the Merger Agreement, if we accept for payment and pay for at least a majority of the issued and outstanding Shares in the Offer, we will acquire the remaining Shares pursuant to the Merger.

Incipio is conducting a detailed review of Skullcandy and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of Skullcandy during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Skullcandy’s business, operations, capitalization and management with a view of optimizing development of Skullcandy’s potential in conjunction with Incipio’s existing businesses. Possible changes could include changes in Skullcandy’s business, corporate structure, charter, by-laws, capitalization, board of directors, management and dividend policy, although, except as disclosed in this Offer to Purchase, Incipio and Purchaser have no current plans with respect to any of such matters.

Except as disclosed in this Offer to Purchase, we do not have any present plans or proposals that would result in an extraordinary corporate transaction involving Skullcandy or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in Skullcandy’s capitalization, corporate structure, business or composition of its management or board of directors.

The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO that we have filed with the SEC on July 6, 2016 (the “Schedule TO”) and which is incorporated herein by reference, as amended by the Amendment No. 1 to the Merger Agreement, a copy of which is filed as Exhibit (d)(3) to the Amendment No. 2 to the Schedule TO that we have filed with the SEC on August 3, 2016 and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—“Certain Information Concerning Skullcandy.”

The Offer. The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the Offer Conditions described in Section 13—“Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the Expiration Date (the “Acceptance Time”).

The Merger Agreement requires us to: (a) if requested by Skullcandy, extend the Offer for one or more successive periods of up to 10 business days per extension (or such longer periods as may be approved in advance by Skullcandy) if, at the time the Offer is scheduled to expire, any of the Offer Conditions, other than the Minimum Condition, are not satisfied or have not been waived (provided that such condition or conditions are capable of being satisfied on or before December 23, 2016); (b) extend the Offer for a period of 10 business days (or such longer periods as may be approved in advance by Skullcandy), if, at the time the Offer is scheduled to expire, the Minimum Condition is not satisfied but all other Offer Conditions are satisfied or have been waived, on no more than two occasions (provided that we may extend the Offer for additional periods in our sole and absolute discretion); and (c) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or the NASDAQ applicable to the Offer.

The Merger Agreement provides that Purchaser may (but shall not be required to), and the Offer to Purchase shall reserve the right to, provide for a “subsequent offering period” (within the meaning of Rule 14d-11 under the Exchange Act) of not less than three nor more than 20 business days immediately following the expiration of the Offer. Subject to the terms and conditions of the Merger Agreement and the Offer, Purchaser will accept for payment, and pay for, all Shares that are validly tendered during any “subsequent offering period” promptly (within the meaning of Section 14e-1(c) under the Exchange Act) after any such Shares are validly tendered during such “subsequent offering period.” Notwithstanding the foregoing, Purchaser has agreed not to (and Incipio has agreed to cause Purchaser not to) commence any “subsequent offering period” after the Acceptance Time if the Merger can be effected under Section 251(h) of the DGCL.

Recommendation. Skullcandy has represented to us in the Merger Agreement that the Skullcandy Board (at a meeting duly called and held) has (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Skullcandy and its stockholders, (ii) taken as of the date of the Merger Agreement, and has determined to take at all times on or prior to the Effective Time, all actions so that the restrictions contained in Section 203 of the DGCL applicable to “business combinations” (as defined in Section 203(c) of the DGCL) are and will be inapplicable to the execution, delivery and performance of the Merger Agreement, and to the consummation of the Offer, the Merger and the other transactions contemplated thereby, (iii) approved the execution and delivery by Skullcandy of the Merger Agreement, the performance by Skullcandy of its covenants and agreements contained therein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained therein, and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer; provided, that such recommendation may be withheld, withdrawn, amended or modified solely in accordance with the terms of the Merger Agreement.

The Merger. The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into Skullcandy and Skullcandy will survive the Merger as a wholly-owned subsidiary of Incipio. The Merger will be effected under Section 251(h) of the DGCL as soon as practicable following consummation of the Offer, without any stockholder vote.

Charter, Bylaws, Directors and Officers. At the Effective Time, the certificate of incorporation of Skullcandy will be amended and restated in its entirety to read in the form attached as Exhibit A to the Merger Agreement and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation. Also at the Effective Time, the bylaws of Purchaser, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time will become the initial directors of the Surviving Corporation and the individuals designated by Incipio will become the initial officers of the Surviving Corporation.

Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than any Cancelled Company Shares, any Dissenting Shares and the Accepted Shares) will be converted into the right to receive $6.10 per Share, net to the holder thereof, without interest and less any required withholding taxes, in cash (the “Merger Consideration”), payable to such holder upon surrender of the certificate formerly representing (or upon book-entry transfer of) such Shares. The Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reclassification, combination, exchange of shares or other like change with respect to Shares occurring during the period from the date of the Merger Agreement to the

Effective Time. At the Effective Time, all of the Cancelled Company Shares (if any) and the Accepted Shares will be cancelled and extinguished, and no further consideration will be paid for such Shares. At the Effective Time, each share of Purchaser’s common stock outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. The Shares of stockholders who properly and validly exercise their appraisal rights in accordance with Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration, but instead will be entitled to only such rights as are granted by Section 262 of the DGCL.

Treatment of Equity Awards. The Merger Agreement provides that the Skullcandy Board shall take such action so that, at the Effective Time, and without any action on the part of any holder thereof, whether or not then exercisable or vested (in each case, subject to the terms and conditions in the Merger Agreement):

(a)(i) the vesting of each outstanding Skullcandy option that remains outstanding immediately prior to the Effective Time will be accelerated in full and each outstanding Skullcandy option will be cancelled and converted into only the right to receive an amount in cash (such aggregate amount, the “Option Consideration”), without interest and less any required withholding taxes, equal to the product obtained by multiplying (x) the aggregate number of Shares underlying such Skullcandy option, by (y) to the excess, if any, of (A) the Offer Price, less (B) the per share exercise price of such Skullcandy option.

(b)(i) the vesting of each outstanding Skullcandy restricted stock unit or performance stock unit that remains outstanding immediately prior to the Effective Time will be accelerated in full (which, in the case of a restricted stock unit or performance stock unit that vests in whole or in part on the basis of achievement of performance goals, shall be determined as if performance were at 100% of targeted performance) and each outstanding Skullcandy restricted stock unit and performance stock unit will be cancelled and converted into only the right to receive an amount in cash (such aggregate amount, the “RSU Consideration”), without interest and less any required withholding taxes, equal to the product obtained by multiplying (x) the aggregate number of Shares underlying such Skullcandy restricted stock unit or performance stock unit, by (y) an amount equal to the Offer Price.

The Option Consideration and the RSU Consideration will be paid in a lump sum as soon as reasonably practicable (but not later than the first payroll period) after the Effective Time.

Representations and Warranties. In the Merger Agreement, Skullcandy has made customary representations and warranties to Incipio and Purchaser with respect to, among other matters: organization and qualification; capitalization; subsidiaries; power and authority; the enforceability of the Merger Agreement; the vote of Skullcandy stockholders required to approve the Merger if Section 251(h) of the DGCL was not in effect; required governmental authorizations; the non-contravention by the Merger Agreement of Skullcandy’s organizational documents and contracts; SEC filings, financial statements and internal controls; the absence of undisclosed liabilities; the absence of certain changes to the business of Skullcandy since March 31, 2016; the absence of a Company Material Adverse Effect (as defined below); information provided or included in the Schedule TO and other documents relating to the Offer; litigation; material contracts; employee benefit plans; taxes; environmental matters; intellectual property; compliance with law and permits; regulatory compliance; insurance; real and personal property; related party transactions; the opinion of its financial advisor; billing arrangements; and brokers’ fees. Each of Incipio and Purchaser has made customary representations and warranties to Skullcandy with respect to, among other matters, organization and qualification; power and authority; the enforceability of the Merger Agreement; required governmental authorizations; the non-contravention by the Merger Agreement of their organizational documents and material contracts; capitalization and operation of Purchaser; the absence of litigation relating the Merger Agreement; that neither is an “interested stockholder” within the meaning of Section 203 of the DGCL; solvency; and brokers’ fees.

As defined in the Merger Agreement, and for purposes of the Offer, “Company Material Adverse Effect” means any (a) change, effect, event, circumstance or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Skullcandy and its subsidiaries, taken as a whole; provided, however, that no Change resulting from, attributable to or arising out of any of the following (whether by itself or when aggregated or taken together with any and all other such Changes) shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change resulting from, attributable to or arising out of any of the following (by itself or when aggregated or taken together with any and all other such Changes) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred, to the extent such Changes do not disproportionately affect Skullcandy and its subsidiaries in any material respect relative to other companies operating in any industry or industries in which the Company operates in the events of (i) through (vi):

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries in which Skullcandy and its subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii) the announcement of, or the compliance with, the Merger Agreement or the pendency or consummation of the transactions contemplated thereby, including (A) the identity of Incipio, Purchaser, or their affiliates (B) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, and (C) any other negative development (or potential negative development) in Skullcandy’s relationships with any of its customers, suppliers, distributors or other business partners;

(viii) any actions taken or failure to take action, in each case, by Incipio or any of its controlled affiliates, or to which Incipio has consented, or which Incipio has requested or approved, or the taking of any action required by the Merger Agreement, or the failure to take any action prohibited by the Merger Agreement;

(ix) any departure or termination of any officers (other than the Chief Executive Officer and the Chief Financial Officer), directors, employees or independent contractors of Skullcandy or its subsidiaries;

(x) changes in Skullcandy’s stock price or the trading volume of Skullcandy’s stock, in and of itself, or any failure by Skullcandy to meet any estimates or expectations of Skullcandy’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Incipio to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless the underlying cause of such changes or failures would otherwise be excepted from this definition);

(xi) any legal proceedings made or brought by any of the current or former stockholders of Skullcandy (on their own behalf or on behalf of Skullcandy and only in their capacities as current or former stockholders of Skullcandy) against Skullcandy arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement;

(xii) certain legal proceedings involving Skullcandy, provided, however, if the facts and circumstances of such legal proceedings materially change then such material changes shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred; or

(b) a Change that would prevent the ability of Skullcandy to consummate the Merger and the other transactions contemplated by the Merger Agreement.

The Merger Agreement and the above description thereof have been included to provide Skullcandy stockholders with information regarding the terms of the agreement. They are not intended to provide any other factual information about Skullcandy or Incipio or their respective subsidiaries or affiliates or stockholders. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to Skullcandy stockholders. Skullcandy stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Skullcandy’s public disclosures. Accordingly, Skullcandy stockholders should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about Skullcandy and its subsidiaries that Skullcandy includes in reports, statements and other filings it makes with the SEC.

Covenants. The parties have agreed to a number of customary covenants in the Merger Agreement, including, among others, the covenants described below.

Conduct of Business. Section 6.1 of the Merger Agreement obligates Skullcandy and its subsidiaries, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, to conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and to use its commercially reasonable efforts to preserve intact its business organization and to preserve the present relationships with those persons or entities having business relationships with Skullcandy or any of its subsidiaries, provided, however, that no action by Skullcandy or its subsidiaries with respect to matters addressed by any provision of Section 6.1 of the Merger Agreement shall be deemed a breach of the covenants contained in Section 6.1 of the Merger Agreement unless such action would constitute a breach of one or more specific provisions of the following sentence. Without limiting the generality of the foregoing and except as otherwise expressly provided for by the Merger Agreement, during the period specified in the preceding sentence, without the prior written consent of Incipio (which consent shall not be unreasonably conditioned, withheld or delayed), Skullcandy will not and will not permit any of its subsidiaries to:

(i) issue, sell, grant options or rights to purchase, pledge, deliver, transfer, dispose of or encumber any shares of or securities convertible into or exchangeable for, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, deliver, transfer, or disposition or encumbrance of any shares of or securities convertible into or exchangeable for, any Shares or other Skullcandy securities, other than Shares issuable upon exercise of the Skullcandy options or vesting of Skullcandy restricted stock unit awards outstanding on the date thereof in accordance with their terms;

(ii) acquire or redeem or offer to acquire or redeem, directly or indirectly, or amend any Skullcandy securities, except to the extent provided in the terms of any Skullcandy stock plan;

(iii) split, combine, subdivide, reclassify or otherwise amend the terms of any shares of its capital stock or declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) on any shares of its capital stock (other than cash dividends paid to Skullcandy or one of its wholly owned subsidiaries by a wholly owned subsidiary Skullcandy with regard to its capital stock or other equity interests);

(iv) (a) make any acquisition or disposition, or make any offer or agreement to acquire or dispose by means of a merger, consolidation, recapitalization, purchase, sale or otherwise, in one transaction or any series of related transactions, of any material business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities of Skullcandy or any of its subsidiaries or any individual or entity, in each case involving the payment of consideration (including consideration in the form of assumption of liabilities) of $100,000 or more or the disposition of assets or securities with a fair market value in excess of $100,000, other than any acquisition, disposition, sale, lease or encumbrance of assets related to Skullcandy’s retail products and other retail activities in the ordinary course of business consistent with past practice, (b) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or (c) enter into a material contract or amend or terminate any material contract in any material respect or grant any release, waiver or relinquishment of any material rights under any material contract, in a manner that would reasonably be expected to materially delay or prevent the consummation of the Merger or any of the transactions contemplated thereby;

(v) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in excess of $100,000 except any direct or indirect wholly owned subsidiaries of Skullcandy or in connection with Skullcandy’s retail products and other retail activities in the ordinary course of business consistent with past practice;

(vi) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any third party;

(vii) make any loans, advances or capital contributions to, or investments in, any other individual or entity (other than any direct or indirect wholly owned subsidiaries of Skullcandy or in connection with Skullcandy’s products and other retail activities in the ordinary course of business consistent with past practice) in excess of $100,000;

(viii) change any financial accounting methods, principles or practices used by it, except as required by applicable law;

(ix) (a) change any annual tax accounting period, (b) make, change or rescind any material tax election, (c) amend any material tax return, (d) adopt or change any accounting method for tax purposes, (e) enter into any settlement or compromise of any material tax liability, agree to any adjustment of any material tax attribute, or surrender any right or claim to a material refund of taxes, (f) enter into a closing agreement relating to any material tax liability or that could bind Skullcandy or any its subsidiaries after the effective date of the merger, or (g) give or request any waiver or extension of a statute of limitation with respect to a material tax return, in each ease, other than as required by applicable law or in the ordinary course of business;

(x) adopt any amendment to its certificate of incorporation or bylaws (or equivalent governing documents);

(xi) grant any material severance or termination pay (other than pursuant to an existing plan) which will become due and payable on or after the Effective Time (other than as required by applicable law or in the ordinary course of business), or grant any material increases in the compensation or benefits payable to its officers or directors (except for increases in the ordinary course of business);

(xii) enter into any collective bargaining, works council or similar labor agreement;

(xiii) adopt, enter into, materially amend or terminate any material plan (other than as required by applicable law, to reflect changes in plan administration, or in the ordinary course of business);

(xiv) incur any capital expenditure or any obligations, liabilities or indebtedness in respect thereof (except for (a) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Incipio prior to the date of the Merger Agreement and (b) any unbudgeted capital expenditure in an amount not to exceed, in any year, in the aggregate, $500,000), including any long-term debt or short-term (except for short-term debt incurred in the ordinary course of business consistent with past practice to fund working capital requirements);

(xv) settle (a) any legal proceeding that is disclosed in Skullcandy’s SEC reports filed prior to the date of the Merger Agreement or (b) any other legal proceeding; or

(xvi) offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Non-Solicitation; Other Offers. From and after August 3, 2016, until the earlier of the Acceptance Time or the date on which the Merger Agreement is terminated, Skullcandy and its subsidiaries may not, and will cause its and their respective representatives not to, directly or indirectly through another person, except as otherwise described in the preceding paragraph or below under “Skullcandy Board Recommendation”: (i) solicit, initiate or knowingly encourage any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) other than informing persons of the applicable provisions described in the Merger Agreement, enter into, continue or participate in any discussions or any negotiations regarding, any Acquisition Proposal; or (iii) resolve, propose or agree to do any of the foregoing. In addition, from and after August 3, 2016, Skullcandy will, and will cause its subsidiaries and its and their respective representatives to, (x) immediately cease and cause to be terminated all discussions or negotiations with any person previously conducted with respect to any Acquisition Proposal, (y) request any such person promptly return or destroy all confidential information concerning Skullcandy and any subsidiary of Skullcandy, and (z) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which Skullcandy or any of its affiliates or representatives is a party with respect to any Acquisition Proposal and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement.

Notwithstanding the foregoing, if at any time following the date of the Merger Agreement and prior to the Acceptance Time, (i) Skullcandy receives a written Acquisition Proposal that the Skullcandy Board believes in good faith to be bona fide, (ii) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of the terms of the Merger Agreement, and (iii) the Skullcandy Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), then Skullcandy may (x) furnish information or data with respect to Skullcandy and its Subsidiaries to the person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided that any non-public information provided to any such person shall have been previously provided to Incipio or shall be provided to Incipio prior to or concurrently with the time it is provided to such person (or Incipio shall be given access to such information) and (y) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal. Notwithstanding anything to the contrary set forth in the Merger Agreement, Skullcandy, its Subsidiaries and its representatives may, in any event, contact any third party to (i) seek to clarify and understand the terms and conditions of any inquiry or proposal made by such third party solely to determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (ii) inform such third party that has made or, to the knowledge of Skullcandy, is considering making an Acquisition Proposal, of the provisions of the Merger Agreement.

From and after August 3, 2016, Skullcandy is required to promptly (and in no event later than two (2) business days after receipt of any Acquisition Proposal) advise Incipio in writing of (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (ii) to the extent permitted by any Acceptable Confidentiality Agreement, any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such person. Skullcandy shall keep Parent informed (orally and in writing) in all material respects on a reasonably timely basis of the status and details (including, within two (2) business days after the occurrence of any amendment) of any such Acquisition Proposal, request, inquiry, proposal or offer, including, to the extent permitted by any Acceptable Confidentiality Agreement, furnishing copies of any written draft documentation. In addition, Skullcandy is required to keep Incipio reasonably informed of all material developments affecting the status and the material terms of any such Acquisition Proposal.

As defined in the Merger Agreement, “Acquisition Proposal” means, other than the Merger or any other proposal or offer from Incipio, Purchaser or any of their respective affiliates, any proposal, offer or inquiry from an entity relating to (A) any acquisition or purchase, in a single transaction or series of related transactions, of (1) twenty-five percent (25%) or more of the assets of Skullcandy and its subsidiaries, taken as a whole, or (2) Skullcandy securities representing twenty-five percent (25%) or more of the combined voting power of Skullcandy; (B) any tender offer or exchange offer that if consummated would result in any person or group acquiring beneficial ownership of twenty-five percent (25%) or more of the combined voting power of Skullcandy; (C) the issuance by Skullcandy of Skullcandy securities representing twenty-five percent (25%) or more of its voting securities; or (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving Skullcandy or any of its Subsidiaries in which a person or its stockholders, if consummated, would acquire twenty-five percent (25%) or more of the combined voting power of Skullcandy or the surviving entity or the resulting direct or indirect parent of Skullcandy or such surviving entity.

As defined in the Merger Agreement, “Acceptable Confidentiality Agreement” means (i) any confidentiality agreement entered into by Skullcandy from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to Skullcandy than those contained in the confidentiality agreement entered into by and between Skullcandy and Incipio, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals, or (ii) any confidentiality agreement entered into prior to the date of the Merger Agreement, it being understood that Skullcandy, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any person or group of persons.

As defined in the Merger Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal that the Skullcandy Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal, the person making the proposal, and such other factors as the Skullcandy Board considers to be appropriate, is more favorable to Skullcandy stockholders from a financial point of view than the Merger and the other transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal); provided that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “25%” shall be deemed to be references to “50%.”

Skullcandy Board Recommendation. Subject to the provisions described below, the Skullcandy Board agreed to recommend that the stockholders of Skullcandy accept the Offer and tender their Shares to Purchaser pursuant to the Offer. This is referred to as the “Skullcandy Board Recommendation.” Except as otherwise permitted by the Merger Agreement, Skullcandy agreed that neither the Skullcandy Board nor any committee thereof will: (a) (i) withdraw, modify or qualify in a manner adverse to Incipio or Purchaser, the Skullcandy Board Recommendation; (ii) recommend or otherwise declare advisable an Acquisition Proposal or publicly propose to approve, adopt, declare advisable, endorse or recommend an Acquisition Proposal (each of clauses

(i) and (ii), a “Skullcandy Board Recommendation Change”); or (iii) resolve or agree to take any such actions, or (b) cause or permit Skullcandy to enter into an alternative acquisition agreement constituting or related to, or that is intended to or would be reasonably expected to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing restrictions or anything to the contrary set forth in the Merger Agreement, at any time prior to the Acceptance Time, (i) the Skullcandy Board is permitted to effect a Skullcandy Board Recommendation Change or (ii) Skullcandy may terminate the Merger Agreement in order to enter into an alternative acquisition agreement, if, in each case all of the following conditions are met:

(i) Skullcandy notifies Incipio in writing at least three (3) business days before taking that action of its intention to do so and specifies the reasons therefor, including the material terms and conditions of such Superior Proposal, the identity of the party making such Superior Proposal and a copy of the relevant proposed transaction agreements with such party, or in the case of any Adverse Recommendation Change that is not related to a Superior Proposal, a reasonably detailed summary of the basis of such action or any material change to the facts and circumstances relating to the Adverse Recommendation Change shall require a new written notice by the Company and an additional two (2) business day period);

(ii) if Incipio makes a proposal during such three (3) business day period (or, in the case of a new written notice, such two (2) business day period) to adjust the terms and conditions of the Merger Agreement, the Skullcandy Board, after taking into consideration the adjusted terms and conditions of the Merger Agreement, continues to determine in good faith that such Superior Proposal continues to be a Superior Proposal or that the failure to make an Adverse Recommendation Change or terminate the Merger Agreement, as applicable, would, be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law. During the two (2) Business Day period prior to its effecting an Adverse Recommendation Change or terminating the Merger Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. Neither the Company nor any of its Subsidiaries shall enter into any alternative acquisition agreement unless the Merger Agreement has been terminated in accordance with its terms including the payment of the Termination Fee pursuant to the Merger Agreement, if applicable; and

(iii) the Skullcandy Board has concluded in good faith, after consultation with outside legal counsel and financial advisors, that the failure to effect a Skullcandy Board Recommendation Change or terminate the Merger Agreement to enter into an alternative acquisition agreement would be inconsistent with its fiduciary duties under applicable law.

Appropriate Action; Consents; Filings. Each of Incipio, Purchaser and Skullcandy shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things reasonably necessary, proper or advisable under applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including using reasonable best efforts to (i) cause Offer Conditions to be satisfied and cause the conditions to the Merger to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental authorities and make all necessary registrations, declarations and filings with governmental authorities, that are necessary to consummate the Offer and the Merger; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any material contracts to which Skullcandy or any of its subsidiaries is a party in connection with the Merger Agreement and the consummation of the transactions contemplated thereby. In addition to the foregoing, neither Incipio or Purchaser, on the one hand, nor Skullcandy, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such party to fully perform its obligations under the Merger Agreement. Skullcandy shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any contract), or the provision of additional security (including a guaranty) or otherwise assume or agree to assume any liability that is not conditioned upon the consummation of the Merger, to obtain any consent, waiver or approval of any person under any contract.

Incipio agrees, on behalf of itself and its affiliates, that, between the date of the Merger Agreement and the Effective Time, Incipio shall not, and shall cause its affiliates not to (i) enter into or consummate any agreements or arrangements for an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any ownership interest or assets of any entity if such ownership interest or assets would reasonably be expected to result in any delay in obtaining, or to result in the failure to obtain, any regulatory approvals required in connection with the transactions contemplated by the Merger Agreement (including the Merger), or (ii) take or agree to take any other action (including entering into agreements with respect to any equity investments, joint ventures, acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in any delay in obtaining, or which would reasonably be expected to result in the failure to obtain, any approvals of any governmental authority required in connection with the transactions contemplated by the Merger Agreement (including the Merger), or which would otherwise reasonably be expected to prevent or delay the Merger.

Each of Incipio and Purchaser (and their respective affiliates, if applicable), on the one hand, and Skullcandy, on the other hand, have agreed to file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) a Notification and Report Form relating to the Merger Agreement and the transactions contemplated thereby as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) as soon as practicable after the date of the Merger Agreement but in no event later than 10 business days following the date of the Merger Agreement. Each of Incipio and Skullcandy will (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC or the DOJ, and (iv) take any and all action necessary or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and to obtain prompt approval of the consummation of the Offer or the Merger under any antitrust laws. Incipio will not extend any waiting period under the HSR Act or enter into any agreement with the FTC, the Antitrust Division of the DOJ (the “Antitrust Division”) or any other governmental authority not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of Skullcandy.

Each of Incipio and Purchaser (and their respective Affiliates, if applicable), on the one hand, and Skullcandy, on the other hand, will promptly inform the other of any communication from any governmental authority regarding any of the transactions contemplated by the Merger Agreement in connection with any filings or investigations with, by or before any governmental authority relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, including any proceedings initiated by a private party. If any party thereto or an affiliate thereof shall receive a request for additional information or documentary material from any governmental authority with respect to the transactions contemplated by the Merger Agreement pursuant to the HSR Act with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable governmental authority, the parties agreed to (i) give each other reasonable advance notice of all meetings and conference calls with any governmental authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any oral communications with any governmental authority regarding the

Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any governmental authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a governmental authority regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any governmental authority relating to the Offer or the Merger and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the Offer Conditions and conditions to the Merger relating to the HSR Act and antitrust approval. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable law or to remove references concerning the valuation of Skullcandy.

Each of Incipio, Purchaser, and Skullcandy will cooperate with one another in good faith to (i) promptly determine whether any filings not yet contemplated are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated are required to be or should be obtained, from any governmental authority under any other applicable law in connection with the transactions contemplated by the Merger Agreement, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated by the Merger Agreement.

Notification of Certain Matters. Each of the Incipio, Purchaser, and Skullcandy has agreed to give the other parties prompt notice upon becoming aware that any representation or warranty made by said party in the Merger Agreement has become untrue or inaccurate in any material respect, or of any failure of said party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of the other parties to consummate the transactions contemplated to fail to be satisfied at the then scheduled expiration of the Offer.

Public Announcements. Incipio and Skullcandy have agreed not to make any press release or other public announcement regarding the Merger Agreement or the transactions contemplated thereby without the prior consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by applicable law, governmental authority or any rules and regulations of NASDAQ. If a party is required to make a press release or announcement, it agrees to use its reasonable best efforts to allow the other party a reasonable opportunity to comment on the release or other public announcement prior to its issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

Employee Matters. Pursuant to the terms of the Merger Agreement, for a period of 12 months following the Effective Time, the Surviving Corporation is required to (and Incipio has agreed to cause the Surviving Corporation to) provide to each employee of Skullcandy and its subsidiaries who, as of the Effective Time, continue his or her employment with Skullcandy or any of its subsidiaries (each, a “Continuing Employee”) (i) a base salary or wage rate, as applicable, and annual cash bonus opportunity that is not less favorable than the base salary or wage rate (as applicable) and annual bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time, and (ii) other compensation and benefits (including severance, benefits and the cash value of any equity based compensation) but excluding any equity-based compensation (other than the cash value of any equity-based compensation) and benefits provided pursuant to any defined benefit pension plans that are, taken as a whole, at least as favorable in the aggregate to the other compensation and benefits provided to such Continuing Employee immediately prior to the Effective Time.

From and after the Effective Time, Incipio will provide, or will cause the Surviving Corporation to provide, each Continuing Employee with full credit for all service with Skullcandy and its subsidiaries prior to the Effective Time for all purposes, including eligibility to participate, vesting and entitlement to benefits where length of service is relevant, under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by Incipio or any of its subsidiaries to the same extent recognized by Skullcandy or any of its subsidiaries under any similar plans; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits, it was not recognized under the corresponding plan or to the extent it is prohibited by applicable law. In addition, and without limiting the generality of the foregoing, Incipio shall (or shall cause the Surviving Corporation and its subsidiaries to) ensure that (i) each Continuing Employee is immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Incipio, the Surviving Corporation and its subsidiaries in which the Continuing Employees participate to the extent coverage under any such plan replaces coverage under a comparable Skullcandy plan in which such Continuing Employee participates immediately before the Effective Time; and (ii) for purposes of each plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such plan will be waived for such Continuing Employee and his or her covered dependents, and full credit will be given for any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year ending on the date such employee’s participation in the corresponding new plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan, and (iii) the accounts of such Continuing Employees under any new plan that is a flexible spending plan are credited with any unused balance in the account of such Continuing Employee under the applicable plan; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits or to the extent it is prohibited by applicable law.

Notwithstanding anything to the contrary set forth in the Merger Agreement, no provision of the Merger Agreement is deemed to (i) guarantee employment for any period of time for, or preclude the ability of Incipio or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) require Incipio or the Surviving Corporation to continue any employee benefits plan or prevent the amendment, modification or termination thereof after the Effective Time. Nothing in the Merger Agreement shall be deemed to be or construed or interpreted as an amendment to any existing employee benefits plan.

Indemnification, Exculpation and Insurance. The Merger Agreement provides for certain indemnification and insurance rights in favor of Skullcandy’s current and former directors or officers (the “indemnified persons”) Specifically, all rights to exculpation, indemnification, advance and reimbursement of expenses provided to the indemnified persons, under Skullcandy’s certificate of incorporation, bylaws or other indemnification agreements, with respect to acts or omissions arising directly or indirectly from such indemnified person’s capacity as a director, officer, employee or agent of Skullcandy or any of its subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), or any of the transactions contemplated by the Merger Agreement, will continue in full force and effect for six years following the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its subsidiaries as of the Effective Time shall (and Parent shall cause the Surviving Corporation and its subsidiaries as of the Effective Time to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its subsidiaries as of the Acceptance Time to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law or as otherwise provided in the Merger Agreement.

For a period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Incipio will cause the Surviving Corporation to) maintain directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each person covered by Skullcandy’s existing directors’ and officers’ liability insurance, on terms with respect to coverage and amounts that are no less favorable than those of the policy currently maintained by Skullcandy. However, Incipio and the Surviving Corporation are not required after the Effective Time to pay annual premiums in excess of 300% of the last annual premium for Skullcandy’s existing policies, but in such case will purchase as much coverage as may be purchased for such amount.

Skullcandy is permitted to purchase, prior to the Effective Time, a six-year prepaid “tail” policy on its current directors’ and officers’ liability insurance. If such a “tail” policy is obtained, the Surviving Corporation will maintain the “tail” policy in full force and effect and continue to honor their respective obligations thereunder, and will have no further obligations with respect to directors’ and officers’ liability insurance for so long as such “tail” policy is maintained in full force and effect.

If, following the Effective Time, Incipio or the Surviving Corporation merges into or consolidates with another entity and is not the surviving corporation or sells substantially all its assets, provision will be made so that the successors or assigns of Incipio or the Surviving Corporation assume the insurance and indemnification obligations described above.

Exemption from Liability under Section 16(b). Skullcandy has agreed to take all steps as may be reasonably necessary to cause the transactions contemplated by the Merger Agreement and any other dispositions of equity securities of Skullcandy (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by the Merger Agreement by each individual who is a director or executive officer of Skullcandy to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Stockholder Litigation. Skullcandy has agreed to promptly advise Incipio of any litigation commenced after the date of the Merger Agreement against Skullcandy or any of its directors (in their capacity as such) by any Skullcandy stockholders (on their own behalf or on behalf of Skullcandy) relating to the Merger Agreement or the transactions contemplated thereby, and has agreed to keep Incipio reasonably informed regarding any such litigation. Skullcandy has also agreed to give Incipio the opportunity to consult with Skullcandy regarding the defense or settlement of any such stockholder litigation and no such settlement in excess of $100,000 shall be agreed to without Incipio’s prior consent (which shall be not unreasonably withheld, conditioned or delayed).

State Takeover Laws. The Skullcandy Board represented that it has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable law are not applicable to the Merger Agreement and the transactions contemplated thereby. The Skullcandy Board represented that no other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer or the Merger or the other transactions contemplated thereby.

In the event that any state anti-takeover or other similar law is or becomes applicable to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, Skullcandy and its board shall grant such approval and take such action as necessary so that such transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Merger Agreement and otherwise to minimize the effect of such law on the Merger Agreement and the transactions contemplated thereby; provided that nothing in the foregoing shall require the Skullcandy Board to take any action that would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Access to Information. Subject to certain exceptions, commencing on the date of the Merger Agreement and continuing until the earlier of the Acceptance Time and the termination of the Merger Agreement (and upon reasonable notice), Skullcandy will give Incipio and Purchaser and their representatives reasonable access during normal business hours to properties, books and records, contracts, analyses, tax returns, data, regulatory materials, reports, projections, plans, systems, senior management, commitments, offices and other facilities, properties and personnel of Skullcandy.

Cooperation. Skullcandy has agreed, at the sole expense of Incipio, to use its commercially reasonable efforts to provide such cooperation as may be reasonably requested by Incipio in connection with the financing of the transaction as contemplated by the Merger Agreement.

Termination. The Merger Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time:

(i) by mutual written agreement of Incipio and Skullcandy;

(ii) by either Incipio or Skullcandy if (a) the Acceptance Time has not occurred on or before December 23, 2016 (the “Termination Date”), or (b) if there exists any Restraint having an effect of making the Merger illegal or restricting, prohibiting or otherwise preventing the consummation of the Merger or which would enjoin, restrain, prevent or prohibit the commencement or closing of the Offer, or that would make the commencement or closing of the Offer illegal (which in each case has become final and non-appealable); provided, that the right to so terminate the Merger Agreement pursuant to clause (a) or (b) will not be available to any party whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted in (1) any of the Offer Conditions having failed to be satisfied and such action or failure to act constitutes a material breach of the Merger Agreement, or (2) the expiration or termination of the Offer in accordance with the terms of the Merger Agreement and the Offer without Purchaser having accepted for payment any Shares tendered pursuant to the Offer and such action or failure to act constitutes a material breach of the Merger Agreement;

(iii) by Skullcandy in the event that (a) Skullcandy is not then in material breach of the Merger Agreement, (b) Incipio and/or Purchaser shall have breached or otherwise violated any of their respective covenants or agreements, or other obligations under the Merger Agreement, or any of the representations and warranties of Incipio and Purchaser set forth in the Merger Agreement shall have become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would reasonably be expected to prevent the consummation of the Offer prior to the Termination Date, and (c) such breach, violation or inaccuracy described in clause (b) is not capable of being cured or is not cured within 30 business days following Skullcandy’s delivery of written notice to Incipio of such breach, violation or failure to perform;

(iv) by Incipio, in the event that (a)(1) Incipio and Purchaser are not then in material breach of the Merger Agreement, (2) Skullcandy shall have breached or otherwise violated any of its covenants or agreements or other obligations under the Merger Agreement, or any of the representations and warranties of Skullcandy set forth in the Merger Agreement shall have become inaccurate, in either case such that conditions to the Offer are not capable of being satisfied by the Termination Date, , and (3) such breach, violation, inaccuracy or Company Material Adverse Effect described in clause (2) is not capable of being cured or is not cured within 30 business days following Incipio’s delivery of written notice to Skullcandy of such breach, violation or failure to perform, or (b) there has been a Company Material Adverse Effect such that the Offer Conditions are not capable of being satisfied by the Termination Date;

(v) by Skullcandy in the event that (i) Skullcandy shall have received a Superior Proposal, (ii) the Skullcandy Board shall have determined to terminate the Merger Agreement or effected or resolved to effect a recommendation adverse to Incipio or Purchaser, and (iii) the Skullcandy Board pays Incipio the Termination Fee (defined below);

(vi) by Incipio, in the event that (i) the Skullcandy Board or any committee thereof shall have effected or resolved to effect a recommendation adverse to Incipio or Purchaser, or (ii) a tender or exchange offer relating to Skullcandy’s securities shall have been commenced by an entity unaffiliated with Incipio and Skullcandy shall not have sent to its security holders pursuant to Rule 14D-9 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Skullcandy Board recommends rejection of such tender or exchange offer and reaffirming the Skullcandy Board’s recommendation that the holders of Shares accept the Offer and tender Shares to Purchaser pursuant to the Offer.

The Merger Agreement may be terminated and the Offer and/or the Merger may be abandoned at any time prior to the Effective Time by either Incipio or Skullcandy in the event of a Restraint (which has become final and non-appealable).

Effect of Termination and Termination Fees. If the Merger Agreement is terminated, the Merger Agreement will be of no further force or effect (other than the confidentiality and certain other specified provisions therein) and, subject to the payment of certain termination fees described below, there will be no liability or obligation on the part of Incipio, Purchaser or Skullcandy or their respective officers, directors, employees or other representatives; provided that no party will be relieved from any liability or damages resulting from any fraud or willful or intentional breach of the Merger Agreement that occurs prior to such termination.

Company Termination Fee. Skullcandy agrees to pay Incipio the termination fee of $6,601,237.00 (the “Termination Fee”) in the event that (i) the Merger Agreement is terminated (a) by Incipio or Skullcandy pursuant to Section 9.1(b) of the Merger Agreement as a result of the failure to satisfy the Minimum Condition prior to such termination (provided, that (x) the condition to the Offer set forth in clause (A) of Annex A to the Merger Agreement is satisfied at the time of such termination pursuant to clause (ii) described in “—Termination,” above, (y) the condition to the Offer set forth in clause (C)(1) of Annex A to the Merger Agreement is satisfied at the time of such termination pursuant to clause (ii) described in “—Termination,” above, except where the failure to meet such condition arises out of or results from a legal proceeding brought by or on behalf of the entity who has made the bona fide Acquisition Proposal referred to in clause (B) below and (z) the right to terminate the Merger Agreement pursuant to clause (ii) described in “—Termination,” above is then available to Incipio); (B) following the execution and delivery of the Merger Agreement and prior to such termination of the Merger Agreement, a bona fide Acquisition Proposal shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been withdrawn or otherwise abandoned; and (C) within twelve (12) months following such termination of the Merger Agreement, Skullcandy enters into a definitive agreement with any entity (other than Incipio, Purchaser, or their affiliates) with respect to an Acquisition Proposal or an Acquisition Proposal is consummated. For purposes of the foregoing, each reference to “25%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”.

Skullcandy agrees to pay Incipio the Termination Fee in the event the Merger Agreement is terminated by Skullcandy pursuant to clause (v) described in “—Termination,” above.

Skullcandy agrees to pay Incipio the Termination Fee in the event the Merger Agreement is terminated by Skullcandy pursuant to clause (vi) described in “—Termination,” above.

Expenses. Except for the Termination Fee, if applicable, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger is consummated.

Nondisclosure Agreements. Prior to entering into the Merger Agreement, Skullcandy and Incipio entered into a Confidentiality Letter Agreement, dated as of April 6, 2016 (the “Nondisclosure Agreement”). As a condition to being furnished confidential information of Skullcandy, Incipio agreed, among other things, to keep such confidential information confidential and to use it only for specified purposes. The Nondisclosure Agreement also contains a customary “standstill” provision that became inapplicable upon execution of the Merger Agreement. Under the Merger Agreement, the other provisions of the Nondisclosure Agreement remain in full force and effect in accordance with its terms. This summary of the Nondisclosure Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Nondisclosure Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

On May 24, 2016, Skullcandy and Incipio entered into the Clean Team Agreement (the “Clean Team Agreement”), under which Skullcandy granted certain permitted representatives of Incipio access to certain competitively sensitive information on financial, management and operational issues related to Skullcandy’s business. Under the terms of the Clean Team Agreement, Incipio agreed to use the information only in connection with evaluating, proposing and furthering a potential transaction between Incipio and Skullcandy. The foregoing summary of the Clean Team Agreement does not purport to be complete and is qualified in its entirety by reference to the Clean Team Agreement, which is filed as Exhibit (d)(3) to the Schedule TO filed with the SEC and is incorporated herein by reference.

12.	Source and Amount of Funds

Incipio and Purchaser estimate that the total amount of funds required to consummate the Merger and Offer as required by the Merger Agreement will be approximately $202 million. Purchaser and Incipio expect to obtain the necessary funds from (i) cash-on-hand, (ii) the proceeds of the Debt Financing (defined below) and (iii) the proceeds of the Financing (defined below).

Pursuant to the debt Commitment Letter, dated August 2, 2016, entered into by and among Incipio, Monroe Capital LLC and Wells Fargo Bank, National Association in connection with the Merger Agreement (the “Debt Commitment Letter”). Purchaser and Incipio have received a commitment for up to $277.5 million of debt financing (including a $125 million secured revolving credit facility) (the “Debt Financing”).

The Debt Financing contemplated by the Debt Commitment Letter is conditioned on the completion of the Merger in accordance with the Merger Agreement, as well as other conditions, including, but not limited to:

•	the execution and delivery by the borrowers and guarantors of definitive documentation, consistent with the Debt Commitment Letter;

•	the lenders shall have received evidence that the administrative agent (on behalf of the lenders) shall have a valid and perfected first priority lien and security interest in the assets of Incipio, Purchaser and their domestic subsidiaries and, subject to certain limitations, the assets of Skullcandy and its domestic subsidiaries;

•	subject to certain limitations, the absence of a material adverse effect with respect to Incipio or Purchaser since December 31, 2015 or Skullcandy since March 31, 2016;

•	delivery of certain audited, unaudited and pro forma financial statements;

•	Incipio and its subsidiaries (including Skullcandy and its subsidiaries) shall have met a specified minimum pro forma combined EBITDA level after giving effect to the completion of the Merger;

•	receipt of documentation and other information about the borrower and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•	payment of all applicable fees and expenses;

•	the accuracy in all material respects of certain representations and warranties in the Merger Agreement and specified representations and warranties in the loan documents;

•	the repayment of certain outstanding debt of Skullcandy and Incipio;

•	the receipt by Incipio of net cash proceeds from the issuance of up to $10,000,000 of subordinated debt from the shareholders of Incipio; and

•	Incipio shall have the specified minimum availability under the revolving credit facility after giving effect to the completion of the Merger.

The documentation governing the debt financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described herein. The lenders may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the Debt Commitment Letter and to undertake a portion of the commitments to provide such Debt Financing.

This summary of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the Debt Commitment Letter, which is filed as Exhibit (b)(3) to the Schedule TO and is incorporated herein by reference.

Pursuant to the Commitment Letter, dated August 2, 2016, entered into by and between Incipio Technologies, Inc. and Incipio in connection with the Merger Agreement (the “Commitment Letter”). Purchaser and Incipio have received a commitment for $10 million of financing (the “Financing”).

The Financing contemplated by the Commitment Letter is conditioned on the completion of the Merger in accordance with the Merger Agreement, as well as other conditions, including, but not limited to:

•	the substantially concurrent funding of the Merger Consideration by means of Incipio’s cash-on-hand and the Debt Financing;

•	the execution and delivery of definitive documentation, consistent with the Commitment Letter; and

•	the contemporaneous consummation of the Merger.

The documentation governing the financing contemplated by the Commitment Letter has not been finalized and, accordingly, the actual terms of the Financing may differ from those described herein.

This summary of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the Commitment Letter, which is filed as Exhibit (b)(4) to the Schedule TO and is incorporated herein by reference.

13.	Conditions of the Offer

Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of the Merger, and in addition to (and not in limitation of) the obligations of Purchaser to extend the Offer pursuant to the terms and conditions of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)), pay for any Shares that are validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer, and may extend, terminate or amend the Offer, in each case, only to the extent provided by the Merger Agreement, in the event that, as of immediately prior to the expiration of the Offer (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act shall not have expired or been terminated; (B) the Minimum Condition shall not have been satisfied; or (C) any of the following shall have occurred and continue to exist:

(i) any governmental authority of competent jurisdiction in the United States shall have (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of Shares by Incipio or Purchaser, or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Incipio or Purchaser, or the Merger in the United States, or (ii) issued or granted any order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States;

(ii) (a) any representation and warranty of Skullcandy contained in Section 4.1(a), Section 4.2 (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein), Section 4.4, Section 4.5, Section 4.10 and Section 4.23 of the Merger Agreement shall not be true and correct in all material respects immediately prior to the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (b) any other representation and warranty of Skullcandy contained in the Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall not be true and correct in all respects at and as of the time of the expiration of the Offer as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

(iii) Skullcandy shall have failed to perform in all material respects any obligations, agreements or covenants to be performed, or complied with, by it under the Merger Agreement at or prior to the expiration of the Offer;

(iv) a Company Material Adverse Effect shall have arisen or occurred following the execution and delivery of the Merger Agreement that is continuing as of immediately prior to the expiration of the Offer; or

(v) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Incipio and Purchaser, may be asserted by Incipio or Purchaser regardless of the circumstances giving rise to such condition and may be waived by Incipio or Purchaser in whole or in part at any time and from time to time in the sole discretion of Incipio or Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Incipio or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

14.	Dividends and Distributions

The Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, Skullcandy is not permitted to declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) in respect of its capital stock without the prior consent of Incipio. See Section 11—“Purpose of the Offer and Plans for Skullcandy; Merger Agreement and Other Agreements—The Merger Agreement—Conduct of Business.”

15.	Certain Legal Matters

General. Except as otherwise set forth in this Offer to Purchase, based on our review of Skullcandy’s publicly available SEC filings and other information regarding Skullcandy, we are not aware of any governmental licenses or regulatory permits that appear to be material to the business of Skullcandy and that might be adversely affected by the acquisition of Shares by us pursuant to the Offer or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by us pursuant to the Offer. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Skullcandy or our business or that certain parts of Skullcandy or our business might not have to be disposed of or held separately. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—“Conditions of the Offer.”

Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

Under the HSR Act and the rules and regulations promulgated thereunder, the purchase of Shares in the Offer cannot be completed until the expiration of a 15 calendar day waiting period following the filing by Incipio, as the parent entity of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Incipio will file the Premerger Notification and Report Forms with the FTC and the Antitrust Division in connection with the purchase of the Shares in the Offer and the Merger no later than 10 business days following the date of the Merger Agreement. The required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on the 15th calendar day following the date such filing occurred unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a “Second Request”) prior to that time. If within the 15 calendar day waiting period either the FTC or the Antitrust Division were to issue a Second Request, the waiting period with respect to the Offer and the Merger would be extended until 10 calendar days following the date of substantial compliance by Incipio with that request, unless the FTC or the Antitrust Division terminated the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period, the closing of the transaction could be stayed only be a court or administrative order. Incipio also may agree with the FTC or the Antitrust Division that it will not close the transaction for a certain amount of time in order to allow the completion of its antitrust review. Complying with a Second Request can take a significant period of time. Although Skullcandy is required to file certain information and documentary materials with the FTC and the Antitrust Division in connection with the Offer, neither Skullcandy’s failure to make those filings nor a Second Request or Civil Investigative Demand issued to Skullcandy from the FTC or the Antitrust Division will extend the waiting periods with respect to the purchase of Shares in the Offer and the Merger. The Merger will not require an additional filing under the HSR Act if Incipio owns at least 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

The FTC and the Antitrust Division will consider the legality under the antitrust laws of Purchaser’s proposed acquisition of Skullcandy. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Incipio, Purchaser, Skullcandy, or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. Although Purchaser and Incipio believe that the consummation of the Offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. See Section 13—“Conditions of the Offer.”

State Takeover Laws. A number of states (including Delaware, where Skullcandy is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the “business combination” is approved by the board of directors of such corporation prior to such time. Skullcandy has represented to us in the Merger Agreement that the Skullcandy Board (at a meeting duly called and held) has duly adopted resolutions that are sufficient to render inapplicable to Incipio and Purchaser the restrictions on business combinations set forth in Section 203 of the DGCL and any other takeover laws that may purport to be applicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Tender and Support Agreement. Accordingly, no Delaware statute should have the effect of precluding the Offer or the Merger. Purchaser has not attempted to comply with any other state takeover laws in connection with the Offer or the Merger. To the extent that the provisions of other state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby (other than the DGCL), and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—“Conditions of the Offer.”

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (the “Appraisal Shares”) at the Effective Time who did not tender his, her or its Shares in the Merger, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the Appraisal Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine. Unless the Delaware court in its discretion determines otherwise for good cause shown, this rate of interest will be five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time between the Effective Time and the date of payment and will be compounded quarterly.

Any such judicial determination of the fair value of the Appraisal Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Appraisal Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per Share paid pursuant to the Offer or the per share price to be paid pursuant to the Merger. Moreover, we or Skullcandy may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Appraisal Shares is less than the price paid in the Offer and the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262 of the DGCL.

If any holder of Appraisal Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his, her, or its rights to appraisal as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the Merger Consideration, without interest and less any required withholding taxes, in accordance with the Merger Agreement.

Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder wishes to elect to exercise appraisal rights under Section 262 of the DGCL, such stockholder must (among other things) do all of the following: (a) no later than the later of the consummation of the Offer and 20 days after the date of mailing of the notice referred to in the previous paragraph, deliver to Skullcandy a written demand for appraisal by the holder of record of the Shares, which demand must reasonably inform Skullcandy of the identity of the stockholder and that the stockholder is demanding appraisal; (b) not tender such stockholder’s Shares in the Offer; and (c) continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time. Following the Effective Time, additional steps may be necessary for any such stockholder to perfect his, her or its appraisal rights, all as described more fully in the Schedule 14D-9.

The foregoing summary of appraisal rights of stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require timely adherence to the applicable provisions of Delaware law. If a stockholder withdraws or loses the right to appraisal, such stockholder will be entitled to receive only the Merger Consideration.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share pursuant to the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Incipio nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

Litigation. There are currently no pending legal proceedings relating to the tender offer.

Additional lawsuits may be filed against Skullcandy, Incipio, Purchaser and any of their respective directors in connection with the Merger.

16.	Fees and Expenses

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for fees and reasonable out-of-pocket expenses, including the reasonable fees and expenses of professional advisors and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

We have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, Skullcandy has filed the Schedule 14D-9 (including exhibits) in accordance with the Exchange Act setting forth its recommendation and furnishing certain additional related information. The Schedule TO and the Schedule 14D-9, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—“Certain Information Concerning Skullcandy”—“Available Information.”

No person has been authorized to give any information or make any representation on behalf of Purchaser or Incipio not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of Incipio, Purchaser, Skullcandy, the Information Agent or the Depositary or any of their affiliates for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Incipio, Purchaser, Skullcandy or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Neither the Offer, nor this Offer to Purchase, nor the Letter of Transmittal, nor the Notice of Guaranteed Delivery constitutes a solicitation of proxies for any meeting of Skullcandy stockholders. Any such solicitation that we or any of our affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

Powder Merger Sub, Inc.

August 3, 2016

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARD OF MANAGERS

OF INCIPIO, THE BOARD OF DIRECTORS OF PURCHASER AND THE

EXECUTIVE OFFICERS OF INCIPIO AND PURCHASER

Incipio

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each member of the Board of Managers and executive officer of Incipio. Except as otherwise noted, positions specified are positions with Incipio. All of the individuals listed below are citizens of the United States of America.

Incipio Board of Managers

Name	Address	Principal Occupation or Employment

Andrew Fathollahi	Incipio, LLC 6001 Oak Canyon Irvine, California 92618	Chairman of the Board of Managers and Chief Executive Officer

David Oddi	Goode Partners 767 3rd Ave. #22 New York, New York 10017	Investor Manager; Goode Partners

Keith Miller	Goode Partners 767 3rd Ave. #22 New York, New York 10017	Investor Manager; Goode Partners

Incipio Executive Officers

Name	Address	Principal Occupation or Employment

Andrew Fathollahi	Incipio, LLC 6001 Oak Canyon Irvine, California 92618	Chairman of the Board of Managers and Chief Executive Officer

Ann Fong	Incipio, LLC 6001 Oak Canyon Irvine, California 92618	Chief Financial Officer

Scott Akamine	Incipio, LLC 6001 Oak Canyon Irvine, California 92618	General Counsel and Secretary

Purchaser

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Except as otherwise noted, positions specified are positions with Incipio. All of the individuals listed below are citizens of the United States of America.

Purchaser Board of Directors

Name	Address	Principal Occupation or Employment
Andrew Fathollahi	Incipio, LLC 6001 Oak Canyon Irvine, California 92618	President and Chief Executive Officer

Purchaser Executive Officers

Name	Address	Principal Occupation or Employment

Andrew Fathollahi	Incipio, LLC 6001 Oak Canyon Irvine, California 92618	President and Chief Executive Officer

Ann Fong	Incipio, LLC 6001 Oak Canyon Irvine, California 92618	Chief Financial Officer

Scott Akamine	Incipio, LLC 6001 Oak Canyon Irvine, California 92618	General Counsel and Secretary

Manually signed facsimiles of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Skullcandy or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer Is:

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Requests for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833